Exhibit 10.1

CONFORMED COPY

DATED 19th June 2004

PANSY HO

GRAND PARADISE MACAU LIMITED,
a corporation organized under the laws of the Isle of Man

MGMM MACAU, LTD.,
a corporation organized under the laws of the Isle of Man

MGM MIRAGE MACAU, LTD.,
a corporation organized under the laws of the Isle of Man

MGM MIRAGE, a corporation organized under the laws of the State of Delaware

and

MGM GRAND PARADISE LIMITED, a corporation
organized under the laws of Macau S.A.R.

AMENDED AND RE-STATED

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

TABLE OF CONTENTS

1. INTERPRETATION	1

2. OBJECTS OF GAMING COMPANY AND ITS SUBSIDIARIES	6

3. CONDITIONS	6

4. [NOT USED]	9

5. DIRECTORS	9

6. SHARE RIGHTS AND SHAREHOLDER MEETINGS	10

7. CONDUCT OF GAMING COMPANY’S AFFAIRS	11

8. MATTERS REQUIRING CONSENT	12

9. BUSINESS PLANS AND BUDGETS	15

10. STAFF; COSTS	15

11. ADDITIONAL FINANCE	16

12. LOAN NOTE REPAYMENT AND SPECIAL DISTRIBUTION	16

13. STATEMENT OF CERTAIN BASIC POLICIES	17

14. DISPOSAL OR CHARGING OF THE SHARES	17

15. ISSUE OF SHARES	18

16. TRANSFER OF SHARES AND PHCO SHARES AND PH INCAPACITY	18

17. EXERCISE OF VOTING RIGHTS	19

18. [NOT USED]	20

19. MGM REGULATORY MATTERS	20

20. MACAU REGULATOR ISSUE	29

21. PH ACQUIRES CONTROL OF SJM	34

22. [NOT USED]	35

23. MGM BECOMES INVOLVED IN COMPETING ENTERPRISE	35

24. MGM GROUP REDUCES CASINO OPERATIONS	40

25. ECONOMIC BENEFICIARIES IN PHCO	41

26. CASINO OPPORTUNITIES	42

27. PROVISION OF INFORMATION	42

28. PROJECT FEES	42

29. MANAGING DIRECTOR	43

30. THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP	44

31. COSTS	44

32. NON-DISCLOSURE OF INFORMATION	44

33. DURATION	45

34. ASSIGNMENT	46

35. ENGLISH LANGUAGE	46

36. SUCCESSORS AND ASSIGNS	46

37. WAIVER, FORBEARANCE AND VARIATION	46

38. SEVERABILITY	46

39. NON-INVOLVEMENT OF CERTAIN PARTIES	46

40. ENTIRE AGREEMENT	47

41. [NOT USED]	47

42. NOTICES	47

43. GUARANTEE	49

44. GOVERNING LAW	50

45. SERVICE AGENTS	51

46. MACAU GOVERNMENT AUTHORITY	51

47. COUNTERPARTS	51

SCHEDULE 1	53

SCHEDULE 2	54

DOCUMENTS IN AGREED FORM

Loan Notes

MGM Facility Agreement

MGM Trademark License

THIS AGREEMENT dated 19th June 2004 (the “Effective Date”) is made BETWEEN:-

(1)	PANSY HO, an individual, whose address is Penthouse, 39th Floor, West Tower, Shun Tak Centre, 200 Connaught Road, Central, Hong Kong (“PH”);

(2)	GRAND PARADISE MACAU LIMITED, a corporation organized under the laws of the Isle of Man and whose registered office is 15-19 Athol Street, Douglas, Isle of Man IM1 ILB, British Isles (“PHCO”);

(3)	MGMM MACAU, LTD., a corporation organized under the laws of the Isle of Man and whose registered office is First Floor, Millenium House, Victoria Road, Douglas IM2 4RW, Isle of Man, British Isles (“MGMMI”), an indirect, wholly owned subsidiary of MGM MIRAGE;

(4)	MGM MIRAGE MACAU, LTD., a corporation organized under the laws of the Isle of Man and whose registered office is First Floor, Millenium House, Victoria Road, Douglas IM2 4RW, Isle of Man, British Isles (“MGMMII”), an indirect, wholly owned subsidiary of MGM MIRAGE;

(5)	MGM MIRAGE, a corporation organized under the laws of Delaware and whose principal office is 3600 Las Vegas Boulevard, South, Las Vegas, Nevada 89109 (“MGM MIRAGE”), whose shares are listed on the New York Stock Exchange; and

(6)	MGM GRAND PARADISE LIMITED, a corporation organized under the laws of Macau S.A.R. and whose registered office is Avenida da Praia Grande 759, 3/F, Macau S.A.R. (“Gaming Company”).

BACKGROUND

(A)	Gaming Company was incorporated under the laws of Macau S.A.R. on or about 17 June 2004, with an authorized share capital of MOP 1,000,000 divided into 1,000 Ordinary Shares of MOP 1,000 each. With effect from Completion, the share capital of Gaming Company shall be comprised of MOP 200,000,000 divided into 200,000 Ordinary Shares of MOP 1,000 each.

(B)	Gaming Company has never traded nor incurred any liabilities.

(C)	PH, PHCO, MGMMI and MGMMII wish to participate as shareholders in Gaming Company for the purposes of, and on the terms set out in, this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements of the parties contained herein, IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following words have the following meanings:-

““A” Director”	a Director appointed by the PH Principal Shareholder pursuant to clause 5.3;

“Articles”	the articles of association of Gaming Company, in a form acceptable to PH and MGM;

““B” Director”	a Director appointed by the MGM Principal Shareholder pursuant to clause 5.4;

“Board”	the board of Directors for the time being of Gaming Company;

“Business”	the business of Gaming Company and its subsidiaries as described in clause 2.1 and such other business as the Principal Shareholders may agree from time to time in writing should be carried on by Gaming Company and its subsidiaries;

“Business Day”	a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Hong Kong;

“Casino Opportunity”
(i)   any concession, license, authorisation or other form of permission offered, granted or extended after the date of this Agreement by any competent authority in Macau S.A.R., for the purposes of allowing any holder of such concession, license, authorisation or other form of permission to carry on (directly or indirectly and whether independently or in collaboration with any other person(s)) casino gaming or any other form of gaming activity in such jurisdiction; and/or

(ii)   any management agreement or operating contract or other mode of participating (directly or indirectly and whether independently or in collaboration with any other person(s)) in casino gaming or any other form of gaming activity in such jurisdiction;

“Completion”	performance of the various actions specified in clause 3.4;

“Conditions”	the conditions specified in clause 3.1;

“Deed of Adherence”	a deed of adherence in substantially the form set out in Schedule 1;

“DH”	Daisy Ho;

“Director”	any director for the time being of Gaming Company, including where applicable any alternate director;

“Encumbrance”	any charge, pledge, lien, equity, third party right, option, right of pre-emption or any other encumbrance, priority or security interest of whatsoever nature other than any such interest arising under the Articles;

“Fee Loans”	the meaning given to that expression in clause 3.3.4;

“Group Company”	in respect of any company, a company which is for the time being a holding company or a subsidiary of that company or of any such holding company, but for the avoidance of doubt neither Gaming Company nor any of its subsidiaries shall be considered to be a Group Company of MGM or PHCO;

“holding company”	the meaning given to that expression in clause 1.2.9;

“Liabilities”	in relation to any matter, all actions, proceedings, costs, claims, losses, penalties, fines, awards, expenses and demands incurred or suffered by or brought or made against a party in respect of such matter;

“Loan Note Repayment”	the meaning given to that expression in clause 12.1;

“Loan Notes”	the US$0% loan notes, constituted by an instrument, in the agreed form, of Gaming Company to be dated on or about Completion;

“Macau S.A.R.”	the Macau Special Administrative Region of the People’s Republic of China;

“MGM”	unless the context otherwise requires, collectively MGMMI and MGMMII;

“MGM Group”	MGM and each Group Company of MGM;

“MGM Facility”	the loan facility in the sum of US$100m to be made available by a member of MGM Group on and after Completion in relation to the financing for, inter alia, the Nam Van Casino;

“MGM Facility Agreement”	the agreement, in the agreed form, to be entered into between a member of MGM Group and Gaming Company in respect of the provision of the MGM Facility;

“MGM Interests”	the meaning given to that expression in clause 19.3;

“MGM Principal Shareholder”	MGM, so long as MGM (or a member of MGM Group) is the holder of Shares;

“MGM Project Fees Company”	the company designated by MGM to provide the MGM Project Services (as defined in clause 28);

“MGM Regulators”	the relevant gaming regulatory bodies in each of the jurisdictions in which any member of MGM Group is, or becomes, licensed to carry on gaming activities and to whose authority MGM Group is, or becomes, subject (including without limitation, the relevant gaming regulatory bodies in each of Illinois, Michigan, Mississippi, Nevada, New Jersey, New York, United Kingdom and the Northern Territory of Australia);

“MGM Trademark License”	the license, in the agreed form, to be granted by a Group Company of MGM authorising, inter alia, the use by Gaming Company and its subsidiaries of the name “MGM Grand” in connection with the Business;

“MOP”	Macau Patacas, the lawful currency of Macau S.A.R.;

“Nam Van Casino”	the casino and attendant facilities to be operated by Gaming Company on that part of the Nam Van Casino Complex Site which is to be the subject of the Nam Van Casino Lease;

“Nam Van Casino Complex Site”	the property located in Macau S.A.R. described in Part A of Schedule 2 to be used as the location for the Nam Van Casino and other facilities;

“Nam Van Casino Complex Site Land Concession Event”	the occurrence, in respect of the Nam Van Casino Complex Site, of those elements specified in Part B of Schedule 2;

“Nam Van Casino Lease”	the lease to be granted to Gaming Company of part of the Nam Van Casino Complex Site for gaming purposes;

“Operating Milestones”	the operating milestones for the Business to be agreed between PH and MGM pursuant to clause 3.3.3;

“Ordinary Shares”	ordinary shares of MOP 1,000 each in the share capital of Gaming Company;

“PHCO Group”	PHCO and each Group Company of PHCO;

“PH/PHCO Interests”	the meaning given to that expression in clause 19.10;

“PHCO Shares”	shares in the share capital of PHCO;

“PH Project Fees Company”	the company designated by PH to provide the PH Project Services (as defined in clause 28);

“PH Principal Shareholder”	PH, so long as PH (or a member of PHCO Group or any company to which PH is permitted to transfer Shares pursuant to Clause 16.3) is the holder of Shares;

“Principal Shareholders”	MGM Principal Shareholder and PH Principal Shareholder;

“Shareholders”	PH, PHCO, MGMMI and MGMMII or any person or persons to whom they properly transfer (whether directly or indirectly through a Group Company or otherwise) their Shares in accordance with the provisions of this Agreement and the Articles;

“Shares”	shares in the share capital of Gaming Company;

“SJM”	Sociedade de Jogos de Macau S.A., a corporation organized under the laws of Macau S.A.R. and whose registered office is the 9th Floor Hotel Lisboa, Macau S.A.R.;

“SJM Agreement”	the agreement, dated of even date herewith, between Gaming Company and SJM in relation to, inter alia, the grant to Gaming Company of the Subconcession;

“Special Distribution”	has the meaning given to that expression in clause 12.4;

“Subconcession”	the binding trilateral agreement to be entered into by and between the Macau S.A.R., SJM (as concessionaire for the operation of casino games of chance and other casino games in the Macau S.A.R, under the terms of the 28 March 2002 concession contract by and between the Macau S.A.R. and SJM) and Gaming Company, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau S.A.R., SJM and Gaming Company (the nominate administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau S.A.R, to be executed by SJM and the Gaming Company, to be the most significant instrument thereof), pursuant to the terms of which Gaming Company shall be entitled to operate casino games of chance and other casino games in the Macau S.A.R. as an autonomous subconcessionaire in relation to SJM;

“subsidiary”	the meaning given to that expression in clause 1.2.8;

“US$”	United States dollars.

1.2	In this Agreement:-

the masculine gender includes the feminine and neuter and the singular number includes the plural and vice versa;

references to persons include bodies corporate, unincorporated associations, partnerships, legal personal representatives and successors in title;

references to clauses and Schedules are to clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

the headings of clauses are for convenience only and shall be disregarded in construing this Agreement;

any reference to a statutory provision includes a reference to any modification, consolidation or re-enactment of the provision for the time being in force (save to the extent that the liability of any party under this Agreement would thereby be increased or extended);

a document expressed to be in the “agreed form” means a document in a form which has been agreed by MGM and PH on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification;

the rule known as the ejusdem generis rule shall not apply and all general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

a company is deemed to be a subsidiary of another if (but only if):

(a)	that other either (i) is a member of it and controls the composition of its board of directors; or (ii) holds more than half in nominal value of its equity share capital; or

(b)	the first-mentioned company is a subsidiary of any company which is that other’s subsidiary;

a company is deemed to be another’s holding company if (but only if) the other is its subsidiary; and

whenever there is reference to an approval, consent, appointment, designation or other similar right to be exercised by MGM, unless the context otherwise requires, such exercise shall be by MGMMI.

2.	OBJECTS OF GAMING COMPANY AND ITS SUBSIDIARIES

2.1	Subject always to the approval of the government of Macau S.A.R., the business of Gaming Company shall be to operate the various casino facilities in accordance with the Subconcession and such other related facilities as may be agreed from time to time with the government of Macau S.A.R. and the business of its subsidiaries shall be the development, ownership and operation of hotel/resort and casino properties in Macau S.A.R., to include the operation of all other facilities (whether themselves or through the appointment of third party service providers) located outside the casinos (such as, for example, hotel, retail and resort operations).

2.2	Subject to the other provisions of this Agreement, the Business shall be conducted on sound commercial profit making principles so as to: (i) develop and operate the various casino and hotel/resort properties contemplated by this Agreement (including the Nam Van Casino and related facilities); (ii) maximise the number of customers attending the hotel/resort and casino operations and generate and maintain customer loyalty for those operations; and (iii) generate the maximum achievable maintainable profits available for distribution.

3.	CONDITIONS

3.1	This Agreement shall take effect immediately upon signing but shall terminate, and cease to be of effect (with the exception of clauses 1 (Interpretation), 3 (Conditions), 31 (Costs), 32 (Non-disclosure of information), 39 (Non-involvement of Certain Parties), 40 (Entire Agreement), 42 (Notices), 43 (Guarantee), 44 (Governing Law) and 45 (Services Agents) or in respect of any antecedent breach), in the event that the conditions set out in clauses 3.1.1 to 3.1.4 below have not been fulfilled or waived in writing by PH and MGM on or before 30 June, 2005 (or such other date as they shall agree in writing):

the government of Macau S.A.R. being satisfied that all conditions necessary for the entering into by Gaming Company of the Subconcession have been fulfilled and having advised PH and MGM in writing to such effect;

the Nam Van Casino Complex Site Land Concession Event having occurred;

the MGM Regulator for Mississippi having approved MGM’s participation in the venture contemplated by this Agreement; and

no other MGM Regulator having declared its opposition to MGM proceeding with the Agreement at or prior to the time the Conditions set forth in clauses 3.1.1, 3.1.2 and 3.1.3 have been satisfied.

3.2	PH, PHCO and MGM shall use all reasonable endeavours to procure satisfaction of the Conditions as soon as reasonably practicable.

3.3	During the period between the Effective Date and Completion, PH and MGM shall procure the following:

3.3.1	the Shareholders (other than PH) shall, subject to the consent of each other (such consent not to be unreasonably withheld or delayed), be entitled to transfer any Shares held by any of them to any of their Group Companies or any other companies under common control with such Shareholder;

3.3.2	the Shareholders shall use all reasonable endeavours to agree any changes to this Agreement that may be reasonably necessary for the purposes of accommodating any concerns of the government of Macau S.A.R. regarding its provisions;

3.3.3	PH and MGM shall agree the Operating Milestones and the deadlines for their implementation; and

3.3.4	MGM and either of PHCO or PH shall each loan to Gaming Company, in equal portions, such sums as may be reasonably necessary to meet the ongoing fees of service providers directly involved in the planning and development of the Nam Van Casino (including architects’ and engineering consultants’ fees) and related ancillary fees and charges (including filing charges) (the “Fee Loans”) and Gaming Company shall be entitled to use the Fee Loans to pay such ongoing fees and charges but for no other purposes whatsoever.

3.4	On the date on which all of the Conditions are fulfilled or waived in writing by PH and MGM or on such other date as PH and MGM may agree in writing all (but not part only unless PH and MGM so agree) of the following business shall be transacted (to the extent not already transacted):

the adoption by Gaming Company of the Articles;

the appointment of PH and DH as “A” Directors of Gaming Company (they and their successors to be appointed, subject to approval of the government of Macau S.A.R., by the PH Principal Shareholder);

the appointment of Gary N. Jacobs, J. Terrence Lanni and Kenneth A. Roservear as “B” Directors of Gaming Company (they and their successors to be appointed subject to approval of the government of Macau S.A.R., by the MGM Principal Shareholder);

(if not already appointed) the appointment of PH as Managing Director of Gaming Company (PH being, for the avoidance of doubt, approved by the MGM Principal Shareholder for the purposes of clause 5.8);

the appointment of J. Terrence Lanni as Chairman of the Board of Gaming Company (J. Terrence Lanni being, for the avoidance of doubt, approved by the PH Principal Shareholder for the purposes of clause 5.8);

the resignation of all (other than those that are to continue as referred to above) directors and the secretary of Gaming Company holding office prior to the Effective Date and delivery of written confirmation under seal by each person so resigning that he has no claim or right of action against Gaming Company and that Gaming Company is not in any way obligated or indebted to him;

the appointment of auditors of Gaming Company at a fee to be agreed (being auditors acceptable to PH and MGM);

the adoption of 31 December in each year as the accounting reference date of Gaming Company;

the subscription (including capital and premium) by PH, PHCO, MGMMI and MGMMII and the payment for Shares as follows:

PH:	20,000 Ordinary Shares (constituting 10% of the entire issued share capital of Gaming Company on Completion) at a subscription price of MOP 20,000,000 as capital and MOP nil as premium;

PHCO:	80,000 Ordinary Shares (constituting 40% of the entire issued share capital of Gaming Company on Completion) at a subscription price of MOP 80,000,000 as capital and MOP nil as premium;

MGMMI:	20,000 Ordinary Shares (constituting 10% of the entire issued share capital of Gaming Company on Completion) at a subscription price of MOP 20,000,000 as capital and MOP nil as premium;

MGMMII:	80,000 Ordinary Shares (constituting 40% of the entire issued share capital of Gaming Company on Completion) at a subscription price of MOP 80,000,000 as capital and US$100 million as premium,

provided that account will be taken of any initial subscriber shares already in issue;

Gaming Company shall allot and issue to the applicable Shareholder the Shares referred to in clause 3.4.9 above against payment therefor in full in cash;

Gaming Company shall issue Loan Notes as follows:

(a)	Loan Notes in the sum of (US$16 million — MOP 20 million) to PH in return for the payment to Gaming Company in cash of such sum;

(b)	Loan Notes in the sum of (US$64 million — MOP 80 million) to PHCO in return for the payment to Gaming Company in cash of such sum;

(c)	Loan Notes in the sum of (US$80 million — MOP 100 million) to MGMMII in return for the payment to Gaming Company in cash of such sum;

Gaming Company and the relevant Group Company of MGM shall each enter into the MGM Facility Agreement;

Gaming Company and its relevant subsidiaries shall, and MGM shall procure that the relevant Group Company of MGM shall, enter into the MGM Trademark License;

Gaming Company shall repay the Fee Loans;

the appointment of a sole auditor of Gaming Company (being a sole auditor acceptable to PH and MGM);

the entering into by Gaming Company of the Subconcession pursuant to the SJM Agreement.

3.5	Unless all the steps set out in clause 3.4 above take place on or prior to the date on which all of the Conditions are fulfilled or waived, or on such later date as PH and MGM may agree in writing, none of them shall be treated as having taken place, and unless PH and MGM agree to postpone completion of those matters until another date mutually acceptable to both of them, this Agreement shall immediately terminate and cease to be of effect (save in respect of any antecedent breach of this Agreement and the provisions listed in clause 3.1).

4.	[NOT USED]

5.	DIRECTORS

The Shareholders acknowledge and agree that all appointments of any Directors shall be subject to the prior approval of the government of Macau S.A.R. and the other applicable requirements of Macau law. In addition, where any reference is made to a Principal Shareholder removing a Director appointed by it, it is acknowledged that such removal can only be effected through the general assembly of shareholders and, accordingly, the Shareholders hereby agree to exercise all voting rights necessary to effect such removal in the event that it is requested by the relevant appointing Principal Shareholder.

5.1	The Shareholders shall procure, and shall procure that proper resolutions are taken in shareholder meetings for such purpose, that the following provisions of this clause 5 shall apply in relation to the constitution and operation of the Board with effect from Completion.

5.2	The minimum number of Directors holding office at any time shall be three and the maximum number of Directors holding office at any time shall be seven unless otherwise expressly agreed in writing by the Principal Shareholders (but subject to there always being an odd number of Directors). The Shareholders shall procure that at all times following Completion there shall be two (and, following the appointment of 2 additional “A” directors by the PH Principal Shareholder, four) persons appointed by the PH Principal Shareholder and three persons appointed by the MGM Principal Shareholder and maintained in office as Directors of Gaming Company.

5.3	The PH Principal Shareholder shall be entitled to appoint and maintain in office four Directors, each such person being subject to approval by the government of Macau S.A.R. (the first such two Directors being those named in clause 3.4.2 above) and at any time to remove or substitute (by notice in writing to that effect to the Gaming Company secretary) any Director so appointed by it. The Directors so appointed by the PH Principal Shareholder shall be designated as “A” Directors.

5.4	The MGM Principal Shareholder shall be entitled to appoint and maintain in office three Directors, each such person being subject to approval by the government of Macau S.A.R. (the first such Directors being those named in clause 3.4.3 above) and at any time to remove or substitute (by notice in writing to that effect to the Gaming Company secretary) any Director so appointed by it. The Directors so appointed by the MGM Principal Shareholder shall be designated as “B” Directors.

5.5	The MGM Principal Shareholder shall have the right, subject to clause 5.8, of nominating one of the “B” Directors to be the Chairman of Gaming Company and such Chairman shall hold office until removed by the MGM Principal Shareholder. If such Chairman is unable to attend any meeting of the Board, then the Board shall select another “B” Director to act as Chairman in his place at such meeting.

5.6	The PH Principal Shareholder shall have the right, subject to clause 5.8, of nominating one of the “A” Directors to be the Managing Director of Gaming Company and such Managing Director shall hold office until removed by the PH Principal Shareholder.

5.7	No resolution of the Board shall be effective unless carried by a majority of the votes of the Directors present. Regardless of the number of Directors attending a Board meeting (in person and/or by telephone), the “A” Directors in attendance shall have, collectively, three votes and the “B” Directors in attendance shall have, collectively, three votes. In the case of an equality of votes at any meeting of the Board, the Chairman shall not be entitled to a second or casting vote.

5.8	Subject to clauses 3.4.4 and 3.4.5, the selection of each Chairman and Managing Director shall be subject to the approval, such approval not to be unreasonably withheld or delayed, of (in the case of the Chairman) the PH Principal Shareholder and (in the case of the Managing Director) the MGM Principal Shareholder. PH and DH are hereby approved by the MGM Principal Shareholder to occupy the position of Managing Director and J. Terrence Lanni, Kenneth A. Rosevear and Gary N. Jacobs are hereby approved by the PH Principal Shareholder to occupy the position of Chairman.

5.9	The members of the Board shall not be entitled to any remuneration in their capacity as Directors of Gaming Company.

5.10	If the PH Principal Shareholder removes an “A” Director from his or her office as an “A” Director, the PH Principal Shareholder shall be responsible for and shall indemnify MGM and Gaming Company from and against all Liabilities that either may suffer or incur as a result of any claim by such Director for unfair or wrongful dismissal arising out of such removal. The provisions of this clause 5.10 shall apply mutatis mutandis in respect of any removal of a “B” Director by the MGM Principal Shareholder.

5.11	Board meetings shall be convened in person or telephonically, at regular intervals not exceeding three months, by (except in the case of emergency) not less than seven days’ notice in writing accompanied by an agenda specifying the business to be transacted.

5.12	The quorum for the transaction of business at any Board meeting shall be two “A” Directors and two “B” Directors, present in person or by proxy save where only one “B” Director has been appointed in which case the quorum shall be two “A” Directors and one “B” Director, present in person or by proxy. The Principal Shareholders shall use all reasonable endeavours to ensure that their respective appointees as Directors (or their alternates) shall attend each meeting of the Board and to procure that a quorum is present throughout such meeting.

5.13	A resolution in writing signed by all the Directors entitled to receive notice of a meeting of the Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors.

6.	SHARE RIGHTS AND SHAREHOLDER MEETINGS

6.1	The Shareholders shall procure that the following provisions of this clause 6 shall apply in relation to the rights attaching to different classes of Shares and to any shareholder meetings of Gaming Company with effect from Completion.

6.2	There shall in each year be an annual general meeting (the “AGM”) of the shareholders of Gaming Company. The Shareholders shall take such action as may be necessary to procure that Gaming Company’s AGM is held not later than three months after the end of the relevant financial year and that at such meeting:

audited accounts in respect of the preceding financial year are laid before the shareholders of Gaming Company; and

such other ordinary business is dealt with as is customary for such a meeting or otherwise required under the law of Macau S.A.R.

6.3	Notice of general meetings of the shareholders of Gaming Company shall be given in accordance with the Articles. At any general meeting of the shareholders of Gaming Company, the quorum shall be two holders of Ordinary Shares holding between them not less than fifty one percent of the issued Ordinary Shares. No business shall be transacted at any meeting of the shareholders of Gaming Company unless a quorum is present at the commencement of business and also when such business is voted upon.

6.4	The Chairman or, in his absence, his nominee shall preside over general meetings of the shareholders of Gaming Company but shall not be entitled to a second or casting vote thereat.

7.	CONDUCT OF GAMING COMPANY’S AFFAIRS

Except as the Principal Shareholders may otherwise agree in writing or save as expressly provided in this Agreement, the Shareholders shall exercise all voting rights and other powers of control available to them in relation to Gaming Company so as to procure (insofar as they are able by the exercise of such rights and powers) that at all times during the term of this Agreement:

7.1	the business of Gaming Company and each of its subsidiaries consists exclusively of that aspect of the Business applicable to it;

7.2	the Principal Shareholders (and each of their duly appointed agents and representatives (including legal and accounting advisers)) shall each be entitled to examine the separate books and accounts to be kept by Gaming Company and its subsidiaries and to be supplied with all relative information in such form as they may reasonably require to keep each of them properly informed about the Business of Gaming Company and its subsidiaries and generally to protect their interests;

7.3	Gaming Company shall prepare and provide (at the cost of Gaming Company), in English as well as such other languages as may be required by the government of Macau S.A.R., to all Directors (or their designees) concurrently:

(within 2 days of the day to which it relates) daily revenue reports of Gaming Company and each of its subsidiaries;

(within 10 days of the end of the period to which they relate) monthly management accounts of Gaming Company and each of its subsidiaries for such period;

(within 25 days of the end of the relevant financial year) draft accounts of Gaming Company and each of its subsidiaries for such year;

(within 40 days of the end of the financial year) audited accounts of Gaming Company and each of its subsidiaries for such year;

7.4	Gaming Company and each of its subsidiaries shall comply with the provisions of its memorandum and articles of association.

Any information and documentation supplied by Gaming Company to the Directors (or their designees) pursuant to clause 7.3 above may be provided by such Directors to the Shareholders.

8.	MATTERS REQUIRING CONSENT

The Shareholders shall exercise all voting rights and other powers of control available to them in relation to Gaming Company so as to procure (insofar as they are able by the exercise of such rights and powers), and the organisational documents of Gaming Company shall provide (or be deemed to provide), that Gaming Company shall not without the prior written consents of the Principal Shareholders or a majority of each of the “A” Directors and “B” Directors of Gaming Company:

8.1	make or approve any material change, variation or alteration to, or approve or permit any deviation from, the Operating Milestones;

8.2	submit (whether directly or through any other party) any applications in relation to any of the proposed casino properties (including the Nam Van Casino Complex Site);

8.3	borrow any sum;

8.4	create any fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of the undertaking, property or assets of Gaming Company;

8.5	make any loan or advance or give any credit (other than normal trade credit);

8.6	give any guarantee or indemnity or other undertaking to secure the liabilities or obligations of any person;

8.7	sell, transfer, lease, assign or otherwise dispose of a material part of the undertaking, property and/or assets of Gaming Company (or any interest therein), or contract so to do;

8.8	enter into any contract, arrangement or commitment involving expenditure on capital account or the realisation of capital assets, and for the purpose of this paragraph the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement is entered into;

8.9	engage any new employee at remuneration which could exceed the rate of US$100,000 per annum;

8.10	increase the remuneration of any employee to a rate which would exceed the rate of US$100,000 per annum or increase the remuneration of any employee whose existing remuneration would then exceed such a rate;

8.11	take or agree to take any leasehold interest in, license over, or other form of occupation right in respect of, any land or premises;

8.12	issue any unissued Shares or create any new Shares;

8.13	alter any rights attaching to any class of Share;

8.14	consolidate, sub-divide or convert any of its share capital or in any way alter the rights attaching thereto;

8.15	appoint new auditors or bankers or alter its accounting reference date or registered office;

8.16	issue renounceable allotment letters or permit any person entitled to receive an allotment of Shares to nominate another person to receive such allotment;

8.17	create, acquire or dispose of any of its subsidiaries or of any shares in any such subsidiary;

8.18	enter into any partnership, joint venture or profit sharing agreement with any person;

8.19	do or permit or suffer to be done any act or thing whereby it may be wound up (whether voluntarily or compulsorily);

8.20	issue any debenture or other securities convertible into Shares or debentures of Gaming Company or the relevant subsidiary or any share warrants or any options in respect of Shares;

8.21	enter into any contract or transaction except in the ordinary and proper course of its Business on arm’s length terms;

8.22	acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other body;

8.23	appoint or dismiss any Director (but without prejudice to the rights conferred on each of the Principal Shareholders pursuant to clause 5 and to the Articles to appoint and remove Directors);

8.24	enter or purport to enter into any contract or obligation with any Shareholder or Director or any person related to or affiliated with any Shareholder or Director (including any renewal thereof or any variation in the terms of any existing contract or obligation);

8.25	appoint any committee of the Directors or any local board or delegate any of the powers of the Directors to such committee or local board or approve the establishment of any operational committees (including audit and remuneration committees) or approve the adoption or amendment of any rules applying to the same or approve the appointment of any members of any such committees;

8.26	hold any meeting of Shareholders or purport to transact any business at any such meeting of Shareholders unless there shall be present the necessary quorum;

8.27	admit the whole or any part of its share capital to the board of any recognised stock exchange;

8.28	adopt or approve any business plan (including operating and capital budgets and forecasts or any of them) or any changes to the same;

8.29	appoint or dismiss, or amend the service terms of any members of, the senior operational management of the Gaming Company (including, without limitation and howsoever called, the General Manager — Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, Chief Legal Officer and Chief Technology Officer) and any person whose annual compensation is in excess of US$100,000 and any person (other than secretarial and clerical) who is a direct report to any such person;

8.30	acquire, or take any option over, any real property;

8.31	repay any indebtedness prior to the stipulated contractual date for repayment or alter the terms of repayment of any indebtedness;

8.32	compromise or settle any claim by or against it having a value in excess of US$250,000 (subject to adjustment for inflation throughout the term of this Agreement) or commence or defend any legal proceedings (otherwise than in the ordinary course of business);

8.33	cancel or lapse any material insurance policy;

8.34	approve or adopt any development or design plans for any of the casinos and/or hotels/resorts contemplated by this Agreement (including, without limitation, budget, design and phasing aspects) or approve any changes to the same;

8.35	implement any systems (including ICOPS, IT or security systems) or approve or adopt any manuals or standards for operation of any of the casinos and/or hotels/resorts contemplated by this Agreement (including, without limitation, internal operating controls and procedures and credit policies and betting limits) or approve any changes to the same;

8.36	approve or adopt any amendment to its memorandum or articles of association;

8.37	admit any person (whether by subscription or transfer) as a Shareholder (other than the Shareholders in respect of their initial investment or any transferees permitted under clauses 14, 16, 19, 20 and 23);

8.38	adopt or approve any standardized employment terms (or approve any variation of the same);

8.39	adopt or approve any material change to its accounting policies except as required by law or to satisfy generally accepted accounting standards;

8.40	make any claim, disclaimer, surrender, election or consent of a material nature for tax purposes;

8.41	approve or agree any recharge to it of any employee costs of a Shareholder;

8.42	engage any commission-based employee or agent (including the terms and conditions of any such engagement) whose total annual compensation is anticipated to be in excess of US$100,000;

8.43	approve the terms, conditions and form of the Nam Van Casino Lease and/or enter into the same;

8.44	appoint or dismiss any member of the General Assembly or the sole auditor of Gaming Company.

The above provisions of this clause 8 shall apply mutatis mutandis to any subsidiaries of Gaming Company.

The general principle articulated by this clause 8 is that all determinations, decisions or actions by Gaming Company and each of its subsidiaries shall be determined by consensus and agreement between the Principal Shareholders or a majority of each of the “A” Directors and the “B” Directors of Gaming Company. For the avoidance of doubt, no dispute resolution procedure is provided for in this Agreement as the parties are of the view that they should resolve any such disagreement or dispute reasonably and through good faith discussions.

9.	BUSINESS PLANS AND BUDGETS

9.1	The Shareholders shall procure the preparation by the General Manager — Chief Operating Officer (or equivalent howsoever called) of a proposed business plan for Gaming Company and each of its subsidiaries for each successive financial year of such companies, each such proposed business plan to be prepared and circulated to the Board for approval no less than 30 days prior to the beginning of the financial year to which it relates.

9.2	If the Board fails to approve any proposed business plan or any part of the proposed business plan within 15 days of the commencement of the financial year to which such business plan relates (the “Relevant Financial Year”) the financial information in the most recent approved business plan shall be deemed for the purposes of this Agreement to have been approved for the Relevant Financial Year Provided that if any part or parts of the proposed business plan has been approved for the Relevant Financial Year, any modification to the previously approved business plan in such part or parts shall be used for the Relevant Financial Year.

9.3	The Shareholders shall procure the preparation by the General Manager — Chief Operating Officer (or equivalent howsoever called) of Gaming Company of proposed:

annual operating and capital budgets in respect of each successive financial year of Gaming Company and each of its subsidiaries, each such budget to be prepared and circulated to the Board for approval no less than 30 days prior to the beginning of the financial year to which it relates; and

six-monthly forecasts for Gaming Company and each of its subsidiaries, each such forecast to be submitted to the Board for approval no less than 30 days prior to the beginning of the period to which it relates.

9.4	If the Board fails to approve any proposed budget or draft six-monthly forecast or any part of either within 15 days of the commencement of the period to which such proposed budget or draft six-monthly forecast relates (the “Relevant Period”) the information in the most recent approved budget or six-monthly forecast shall be deemed for the purposes of this Agreement to have been approved for the Relevant Period provided that if any part or parts of the proposed budget or proposed six-monthly forecast has been approved for the Relevant Period, any modification to the previously approved budget or six-monthly forecast in such part or parts shall be used for the Relevant Period.

10.	STAFF; COSTS

10.1	Gaming Company and each of its subsidiaries shall recruit and employ such staff as the Board shall from time to time consider necessary for the proper conduct of its Business, with such authority as shall be delegated by the Board.

10.2	The costs of any employees of any Shareholder and any other direct or indirect costs incurred by any Shareholder involved or incurred directly in the development or operation of any part of the Business may be recharged by that Shareholder to Gaming Company or the applicable subsidiary, as the case may be, subject always to the prior written approval of the Board or the Principal Shareholders.

11.	ADDITIONAL FINANCE

11.1	The Shareholders shall use all reasonable endeavours to procure that the requirements of Gaming Company and each of its subsidiaries for construction financing and working capital to finance its Business are met as far as practicable by borrowings from banks and other similar sources on the most favourable terms reasonably obtainable as to interest, repayment and security, but without allowing any prospective lender a right to participate (whether by way of security or otherwise) in the equity share capital of Gaming Company or any of its subsidiaries or to require PH or any member of MGM Group or PHCO Group to guarantee or provide financial support as a condition of any loan.

11.2	Any repayments due from time to time under any third party financing obtained by Gaming Company and any of its subsidiaries shall rank in priority to, and be paid before (i) any repayments due under the MGM Facility Agreement (including interest); (ii) the Loan Note Repayment; and (iii) the Special Distribution.

11.3	No member of PHCO Group or MGM Group nor PH shall have any obligation to provide financing to Gaming Company or any of its subsidiaries in excess of the amounts committed to in this Agreement, provided always that if the Principal Shareholders jointly determine that additional financing, which cannot be obtained on acceptable terms from third parties, is required and the Principal Shareholders both agree to provide such additional financing, they shall provide such financing on a pari passu basis.

12.	LOAN NOTE REPAYMENT AND SPECIAL DISTRIBUTION

12.1	Gaming Company will, and the Shareholders agree to procure that Gaming Company will, with effect from the opening of the Nam Van Casino to the public (whether fully or partly) repay the Loan Notes, on a monthly basis, in an aggregate amount (the “Loan Note Repayment”) of US$30 million per annum (to be split pro rata according to the amount of Loan Notes held by each holder). The Loan Note Repayment shall be increased to US$50 million per annum with effect from the repayment in full of the MGM Facility. The Loan Note Repayment shall be payable in accordance with, and subject to, the following provisions of clauses 12.2 and 12.3.

12.2	The Loan Note Repayment shall only be paid to the extent permitted by third party financing and after, and shall be subordinated to (i) any repayments due in respect of any third party financing of Gaming Company and any of its subsidiaries; and (ii) any interest due on any sums drawn down under the MGM Facility from time to time, but shall be paid before, and in priority to, any repayments due in respect of any financing of Gaming Company and any of its subsidiaries (other than the Loan Notes) from PH, PHCO Group and MGM Group (including, for the avoidance of doubt, any capital repayments due under the MGM Facility Agreement).

12.3	The Loan Note Repayment shall be paid in equal monthly instalments until the Loan Notes have been redeemed in full. The Loan Note Repayment shall be made out of available cash (taking into account the projected revenue and cash requirements of Gaming Company and its subsidiaries as reflected in the current budget and operating results). Any shortfall shall be made up as soon as practicable thereafter.

12.4	Gaming Company will, and the Shareholders agree to procure, by means of a proper resolution taken in accordance with applicable law and the Articles, that Gaming Company will, with effect from the repayment in full of the Loan Notes, pay to the Shareholders (or, as applicable, each of their respective successors), on a monthly basis, an aggregate advance dividend amount (the “Special Distribution”) of US$30 million per annum (to be split between the Shareholders according to their respective percentage shareholdings in Gaming Company). The Special Distribution shall be increased to US$50 million per annum with effect from the repayment in full of the MGM Facility. The Special Distribution shall be payable in accordance with, and subject to, the following provisions of clauses 12.5 and 12.6 (inclusive).

12.5	The Special Distribution shall only be paid to the extent permitted by third party financing and after, and shall be subordinated to (i) any repayments due in respect of any third party financing of Gaming Company and any of its subsidiaries; and (ii) any interest due on any sums drawn down under the MGM Facility from time to time, but shall be paid before, and in priority to, any repayments due in respect of any financing of Gaming Company and any of its subsidiaries from PH, PHCO Group and MGM Group (including, for the avoidance of doubt, any capital repayments due under the MGM Facility Agreement).

12.6	The Special Distribution shall, subject to available profits and available cash (taking into account the projected revenue and cash requirements of Gaming Company and its subsidiaries as reflected in the current budget and operating results), be paid in equal monthly instalments, with any shortfall to be made up (again subject to available profits and available cash) as soon as practicable thereafter.

13.	STATEMENT OF CERTAIN BASIC POLICIES

13.1	It is the policy of the Shareholders and each Company that Gaming Company will pay to its Shareholders the maximum permissible dividends after taking into account restrictions, if any, imposed by applicable law, and/or lenders and the reasonable capital requirements of the Business, as determined by the Board.

13.2	All agreements between Gaming Company, or any of its subsidiaries, and any parties that are related to or affiliated with any Shareholder shall be at arms length, on commercially reasonable terms, and subject to the approval of the Board.

14.	DISPOSAL OR CHARGING OF THE SHARES

14.1	Subject to clause 14.2 below, the Shareholders covenant with each other that they shall not, except with the prior written consents of the Principal Shareholders and in accordance with Macau law and the terms of the Subconcession, create or permit to subsist any Encumbrance on or over, or dispose of any interest in, all or any of the Shares held by them (otherwise than by a transfer of such Shares in accordance with this Agreement and the provisions of the Articles), and shall procure that Gaming Company and its subsidiaries shall not, except with the prior written consents of the Principal Shareholders, create or permit to subsist any Encumbrance on or over, or dispose of any interest in, all or any shares in any subsidiary company (otherwise than by a transfer of such shares in accordance with this Agreement and the provisions of the relevant company’s articles of association).

14.2	Without prejudice to any restrictions that may be imposed by the government of Macau S.A.R. or under the terms of the Subconcession, nothing in this clause 14 or in clause 16 shall operate to restrict or prevent any of the Shareholders from pledging their Shares (as to the Ordinary Shares, in whole but not in part only) to any third party bank or financial institution, provided that in the event that such pledged Shares are Ordinary Shares and such third party bank or financial institution takes ownership of such Ordinary Shares pursuant to enforcement of such pledge then such Ordinary Shares shall immediately cease to have any voting rights the relevant third party bank or financial institution shall in addition have no greater rights as a shareholder than those that would be vested in PH or MGM following implementation of clause 21.3 or 24.3, as the case may be, and and further provided that at such time as ownership of such Ordinary Shares is returned to the Shareholder which is the pledgor, such Ordinary Shares shall immediately rank pari passu with the other Ordinary Shares (including as to voting rights) as if the original change of ownership of the Ordinary Shares had not occurred.

15.	ISSUE OF SHARES

If the Principal Shareholders, or a majority of each of the “A” Directors and “B” Directors, agree that Gaming Company shall issue any Shares in accordance with clause 8.12, such an issue shall be regulated in accordance with the provisions set out in the Articles.

16.	TRANSFER OF SHARES AND PHCO SHARES AND PH INCAPACITY

16.1	Subject to the provisions of clauses 14.2, 16.2, 16.3 and 16.7 below, each Shareholder covenants with the others that it will not (without the written consents of the Principal Shareholders and the government of Macau S.A.R.) transfer, assign or deal with Shares otherwise than in accordance with this Agreement and the Articles. Any purported transfer of Shares in contravention of this clause 16 shall be void and of no force or effect and Gaming Company shall have no obligation whatsoever to register or recognize any such purported transfer.

16.2	PHCO may, with the written consent of MGM (such consent not to be unreasonably withheld or delayed) and the government of Macau S.A.R., transfer its Shares to any member of PHCO Group and MGM may, with the written consent of PH (such consent not to be unreasonably withheld or delayed) and the government of Macau S.A.R., transfer its Shares to any member of MGM Group, provided in each case that:

such transferee of Shares shall have signed a Deed of Adherence; and

if a transferee of Shares under this clause 16.2 ceases to be a Group Company of MGM or PHCO, as the case may be, the relevant transferor shall notify the Directors in writing that such event has occurred and (unless the relevant Shares are thereupon transferred, with the written consent of the government of Macau S.A.R., to another Group Company of MGM or PHCO, as the case may be) shall procure the immediate transfer of the relevant Shares back to MGM or PHCO, as the case may be.

16.3	PH may, with the written consent of MGM (such consent not to be unreasonably withheld or delayed) and the government of Macau S.A.R., transfer her Shares to any company controlled by PH provided that:

such transferee of Shares shall have signed a Deed of Adherence; and

if a transferee of Shares under this clause 16.3 ceases to be controlled by PH, PH shall notify the Directors in writing that such event has occurred and (unless the Shares are transferred, with the written consent of the government of Macau S.A.R., to another company controlled by PH) shall procure the immediate transfer of the relevant Shares back to PH.

16.4	MGM shall procure that, throughout the duration of this Agreement, any holder of Shares originally issued to MGM and any holder of Shares subsequently issued to any MGM Group

Member is a direct or indirect subsidiary of MGM MIRAGE and that MGM MIRAGE shall at all times, and whether or not through subsidiary companies, also retain management control over each holder of such Shares.

16.5	Any disposal or transfer of any interest in any company holding any Shares shall be subject to the applicable provisions of this clause 16, the prior written approval of the government of Macau S.A.R. and the provisions of clause 25.

16.6	PHCO shall procure that, throughout the duration of this Agreement:

MGM shall be entitled, on reasonable notice in writing, to require PHCO to disclose to it the names of all beneficial owners of PHCO Shares;

PHCO Shares are not sold, transferred or otherwise disposed of to any party that is not either a relative, whether by affinity or consanguinity, of PH or a trustee, acting in his capacity as such, of a trust of which PH and/or any such relative is a beneficiary or, in the case of a discretionary trust, is a discretionary object.

16.7	In the event of the death or permanent incapacity of PH, the Shares held by PH shall, within 30 days of the occurrence of such event, be transferred to the nominated successor of PH previously approved in writing by MGM for such purpose or, in the event that no such successor has been so nominated and approved, the following provisions of this clause 16.7 shall apply:

the Shares shall, subject to the prior written approval of the government of Macau S.A.R., be transferred to the “A” Director who is the closest relative of PH;

if the person specified in clause 16.7.1 above refuses to accept the Shares or is not approved by the government of Macau S.A.R., such Shares shall, subject to the prior written approval of the government of Macau S.A.R., be transferred to either of the remaining “A” Directors (as PH’s estate may elect) pending direction of onward transfer to a person or entity that is acceptable to MGM and the government of Macau S.A.R. and not objected to by any MGM Regulator as a holder of Shares;

in the event that no “A” Director accepts a transfer of such Shares then management control of Gaming Company shall revert entirely to MGM pending the transfer of such Shares to a party that is acceptable to MGM and the government of Macau S.A.R. and not objected to by any MGM Regulator as a holder of such Shares.

17.	EXERCISE OF VOTING RIGHTS

Each of the Shareholders undertakes with the others to exercise all voting rights and powers of control available to them in relation to Gaming Company so as to:

17.1	give full effect to the terms and conditions of this Agreement; and

17.2	promote the Business and the interests of Gaming Company and each of its subsidiaries in the exercise of such Shareholder’s business judgment, provided however that in exercising its voting rights and powers of control, such Shareholder shall be entitled to take into account its own interests which may be separate and distinct from, or potentially in conflict with, those of Gaming Company or any of its subsidiaries.

18.	[NOT USED]

19.	MGM REGULATORY MATTERS

The Shareholders acknowledge and agree that each of the provisions set out below is subject to compliance with the provisions of Macau law and to the ultimate discretion of the government of Macau S.A.R. and that the Shareholders will at all times adhere to the requirements of the government of Macau S.A.R. in relation to the application and implementation of any of the following provisions of this clause 19.

19.1	Each Shareholder acknowledges that MGM Group is engaged in businesses that are or may be subject to, and exist because of, privileged licenses issued by MGM Regulators. If:

any member of MGM Group is directed in writing by any MGM Regulator (an “MGM Sale Direction”) to sell its Shares; or

any member of MGM Group receives notice in writing from any MGM Regulator (an “MGM Regulatory Warning”) that (i) any officer, director or employee of Gaming Company or any Group Company of Gaming Company, or (ii) any member of PHCO Group, or (iii) any shareholder of any such member (including PHCO), or (iv) any officer, director or key employee of any such member or shareholder, or (v) any “A” Director is (a) a person who is deemed by such MGM Regulator to be an unsuitable person for any member of MGM Group to maintain a continuing business relationship with; or (b) engaged in, or is about to be engaged in, any activity which such MGM Regulator considers would, if continued or undertaken by such party, as the case may be, result in the issue of an MGM Sale Direction by such MGM Regulator, then the following provisions of this clause 19 will apply.

19.2	As soon as practicable (and in any event within 3 Business Days) following the receipt by any member of MGM Group of an MGM Sale Direction or MGM Regulatory Warning, MGM shall notify the government of Macau S.A.R., PH and PHCO of such receipt and provide each of the government of Macau S.A.R., PH and PHCO with a copy of the relevant MGM Sale Direction or MGM Regulatory Warning, as the case may be.

19.3	Subject to clauses 19.5 and 19.34 below, if:

the MGM Sale Direction is issued as a direct result of a deliberate and wilful act on the part of PH, any “A” Director or any member of PHCO Group, or any officer, director or shareholder of PHCO or any member of PHCO Group, in the knowledge that such act would be likely to give rise to the relevant MGM Sale Direction; or

the relevant party identified in the MGM Regulatory Warning (a) is deemed unsuitable on the terms outlined in clause 19.1.2(a) above and that party continues his or her association with Gaming Company, PH or any member of the PHCO Group; or (b) nonetheless continues or engages in, as the case may be, the activity which is the subject of the MGM Regulatory Warning and, as a result, the relevant MGM Regulator issues an MGM Sale Direction, then MGM shall have the right to sell all of its Shares (but not some only) and entire (but not part only) interest in Gaming Company and each of its subsidiaries (including any Loan Notes, loans or financing provided to Gaming Company and each of its subsidiaries)

(together the “MGM Interests”) in accordance with, and subject always to, the provisions of clauses 19.4 to 19.17.

19.4	During the period of 90 days, or such longer period as the government of Macau S.A.R. may specify, following the delivery to the government of Macau S.A.R. and PH of the relevant MGM Sale Direction or MGM Regulatory Warning, each of MGM, PH and PHCO shall co-operate with the government of Macau S.A.R. (including providing information and copies of documents relating to the background to, and reasons for, the issue of the relevant MGM Sale Direction or MGM Regulatory Warning) to the extent reasonably necessary to enable the government of Macau S.A.R. to understand the background to, and reasons for, the issue of the relevant MGM Sale Direction or MGM Regulatory Warning.

19.5	MGM, PH and PHCO shall use all reasonable endeavours to procure the withdrawal by the relevant MGM Regulator of the MGM Sale Direction or MGM Regulatory Warning, as the case may be, within the period of 90 days from the end of the period referred to in clause 19.4 above (the “Notice Period”). The government of Macau S.A.R. will be consulted on, and kept informed with respect to, any and all communications with, and representations to, the relevant MGM Regulator. During the Notice Period, if so requested by the relevant MGM Regulator, PH shall, to the extent she is able by the exercise of the powers available to her, (a) procure the removal of the relevant officer, director (other than PH and DH) or key employee of any such PHCO Group member or any shareholder of any such member, or (b) any such “A” Director (other than PH and DH), or (c) if such person is an officer, director or employee of Gaming Company or any Group Company of Gaming Company, shall join with MGM to remove such person (other than PH and DH) from such capacity, as the case may be.

19.6	In the event that the relevant MGM Regulator fails to withdraw the MGM Sale Direction or MGM Regulatory Warning, as the case may be, within the Notice Period, MGM shall, within the period of 30 days from the expiry of the Notice Period, notify the government of Macau S.A.R., PH and PHCO in writing (the “Sale Election Notice”) as to whether or not it elects to dispose of the MGM Interests. If MGM elects in the Sale Election Notice to dispose of the MGM Interests, the following provisions of clauses 19.7 to 19.17 shall apply.

19.7	During the period of 90 days following the receipt by the government of Macau S.A.R. and PH of the Sale Election Notice (the “Selection Period”), MGM and PH shall co-operate, together with the government of Macau S.A.R., in identifying not less than three (3) potential purchasers (the “Potential Purchasers”) of the MGM Interests. The Potential Purchasers must be acceptable to, and meet all criteria specified by, the government of Macau S.A.R. During the Selection Period, MGM and PH shall also seek to agree on the identity of a financial adviser (being (i) an investment bank of international repute; (ii) independent of both MGM and PH; and (iii) acceptable to the government of Macau S.A.R.) (the “Financial Adviser”) to advise on the sale of the MGM Interests through an auction process involving the Potential Purchasers, such appointment and process to be in accordance with the following provisions of this clause 19.7:

the Financial Adviser will be appointed by MGM on terms reasonably acceptable to PH;

the structure of the auction process (including as to the number of bid or offer rounds with Potential Purchasers, the required terms of the bids or offers to be submitted by Potential Purchasers and the operation of any form of data room, general information access and timing generally) shall be on terms reasonably acceptable to PH and the government of Macau S.A.R.;

copies of all material written communications (including the terms of any information memorandum or similar document) issued generally to any Potential Purchasers as part of the auction process shall be made available to PH and the government of Macau S.A.R.;

PH and the government of Macau S.A.R. shall be fully involved and informed at all stages of the auction process;

copies of all bids, submissions and other material correspondence received by or on behalf of MGM or the Financial Adviser from any of the Potential Purchasers shall be delivered to PH and the government of Macau S.A.R. as soon as practicable following their receipt.

19.8	Within 30 days of completion of the auction process agreed pursuant to clause 19.7.2 above, MGM shall notify PH and the government of Macau S.A.R. in writing of the identity of its preferred Potential Purchaser (the “Preferred Purchaser”) and the cash price at, and other material terms upon, which MGM would be willing to dispose of to the Preferred Purchaser, and the Preferred Purchaser willing to purchase from MGM, the MGM Interests (the “Withdrawal Notice”).

19.9	PH shall be entitled, for the period of 60 days from the date of receipt by PH and the government of Macau S.A.R. of the Withdrawal Notice (the “Election Notice Period”), to notify MGM in writing (the “Election Notice”) of PH’s intention to have PH’s nominated party (being a party approved by the government of Macau S.A.R. as a holder of Shares) acquire the MGM Interests (in place of the Preferred Purchaser) on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice and, in which event, MGM shall procure that such election is fulfilled and complied with and that the full legal title to, and beneficial ownership of, the MGM Interests is duly transferred to PH’s nominated party on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice (except that MGM shall not be required to give any warranties or indemnities except as to title to the MGM Interests and capacity to sell) and, if not already specified in the Withdrawal Notice, free from all Encumbrances, within 90 days of the receipt by MGM of the Election Notice.

19.10	In the event that PH fails to deliver the Election Notice to MGM within the Election Notice Period, MGM shall be entitled to enter into and consummate an agreement to sell all (but not some only) of the MGM Interests to the party disclosed as the Preferred Purchaser in the Withdrawal Notice and on the terms contained therein provided always that the Preferred Purchaser:

executes a Deed of Adherence;

acquires the MGM Interests within 90 days from the date of expiry of the Election Notice Period (or such longer period, not exceeding 180 days in total, as may be reasonably required in order to obtain any necessary regulatory approvals);and

(before such disposal is effected) makes a written offer (a “Tag Along Offer”) to PH and PHCO to purchase all of their respective Shares (but not some only) and entire (but not part only) interests in Gaming Company and each of its subsidiaries (including any loans or financing provided to Gaming Company and any of its subsidiaries) (together the “PH/PHCO Interests”) for the same price and otherwise on the same terms and conditions (subject to clause 19.14 below) as those applying to the sale by MGM of the MGM Interests.

19.11	Any Tag Along Offer shall specify:

the price for the PH/PHCO Interests and other principal terms and conditions of the offer;

the period (being not less than 60 days) for acceptance by PH and PHCO.

19.12	PH shall be free to either accept or reject a Tag Along Offer. If, within the period specified in a Tag Along Offer, PH accepts the offer in writing then the sale of the PH/PHCO Interests shall proceed at the same time as the sale of the MGM Interests.

19.13	Any acceptance by PH of a Tag Along Offer shall be deemed to be acceptance by PHCO also and PHCO hereby appoints PH as its lawful attorney for the purposes of agreeing to and/or signing any document that may be necessary for the purposes of effecting a sale of any of the PH/PHCO Interests pursuant to a Tag Along Offer. Any such acceptance by PH shall be irrevocable. If the sale of the PH/PHCO Interests precedes the sale of any of the MGM Interests then no sale of any of the PH/PHCO Interests pursuant to the acceptance of a Tag Along Offer shall take place unless and until the sale of the MGM Interests is completed.

19.14	Under no circumstances shall PH or PHCO be required to give any warranties or indemnities upon a sale of any of the PH/PHCO Interests except as to title to the PH/PHCO Interests, capacity to sell and that the PH/PHCO Interests will, at the time of sale, be free from all Encumbrances.

19.15	PH shall be entitled, prior to the expiry of the period specified in a Tag Along Offer, to notify MGM and the Preferred Purchaser of PH’s intention to sell part only of the PH/PHCO Interests (the “Partial Sale Notice”) and in which event the Tag Along Offer shall apply to only that part of the PH/PHCO Interests specified in the Partial Sale Notice and the following provisions shall apply:

the purchase price payable by the Preferred Purchaser for that part of the PH/PHCO Interests being sold shall be equal to the purchase price being paid for the MGM Interests multiplied by the percentage of the total number of Shares held by PH and PHCO that are being sold; and

in the event that, as a result of any sale of part of the PH/PHCO Interests, PH and PHCO would between them hold less than 30% of the entire issued share capital of Gaming Company, PH shall agree to have no greater or more favourable rights as a shareholder in Gaming Company than those that would be vested in PH following implementation of the provisions of clauses 21.3.1 to 21.3.3 (inclusive).

19.16	In the event that MGM disposes of the MGM Interests as a result of the application of clause 19.3 then, unless PH and PHCO have also disposed of all of the PH/PHCO Interests pursuant to a Tag Along Offer, the provisions of this clause 19.16 shall apply to restrict the carrying on of gaming activities by MGM Group in Macau S.A.R.:

MGM shall not, and shall procure that every other member of MGM Group shall not, directly or indirectly, for a period of two (2) years from the date of the disposal by MGM of the MGM Interests (the “Restriction Period”) carry on or be engaged in or be otherwise interested in (including through a management contract or similar arrangement) any form of casino gaming activity or other gaming type activity in Macau S.A.R.;

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of two (2) years from the date of the disposal by MGM of the MGM Interests solicit or entice away, or endeavour to solicit or entice away, from Gaming Company or any of its subsidiaries any person employed or retained by any of such companies, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies);

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of two (2) years from the date of the disposal by MGM of the MGM Interests employ or retain on any form of consultancy or similar arrangement any person employed or retained by Gaming Company or any of its subsidiaries, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies) provided always that this clause 19.16.3 shall not restrict any member of MGM Group from employing or retaining any such person if that person has been dismissed by Gaming Company during such period and PH consents (such consent not to be unreasonably withheld or delayed);

the provisions of clause 19.16 above shall not (a) apply to prevent MGM or any member of MGM Group from acquiring a then existing gaming operation in Macau S.A.R. within the Restriction Period if, prior to disposing of the MGM Interests, MGM Group has publicly challenged the issue by the MGM Regulator of the relevant MGM Sale Direction or MGM Regulatory Warning, as the case may be, including pursuing court proceedings and the relevant MGM Regulator has nevertheless failed to withdraw the MGM Sale Direction or MGM Regulatory Warning, as the case may be; or (b) require MGM or any member of the MGM Group to dispose of any other interest or participation in a Macau S.A.R. casino gaming activity or other gaming type activity that it is permitted to hold or engage in pursuant to the terms of this Agreement; or (c) restrict MGM or any member of MGM Group from conducting customary marketing activities for its operations outside of Macau S.A.R..

19.17	MGM agrees that the restrictions contained in clause 19.16 above are reasonable for the protection of the value of the Business. Each of sub-clauses 19.16.1 to 19.16.4 (inclusive) shall constitute a separate and independent provision of this Agreement for the purposes of clause 38.

19.18	Subject to clause 19.34 below, if the MGM Sale Direction is issued otherwise than in the circumstances contemplated by clause 19.3 above, then MGM shall have the right to sell, and PH shall have the right to purchase, the MGM Interests in accordance with, and subject always to, the provisions of clauses 19.19 to 19.33.

19.19	During the period of 90 days, or such longer period as the government of Macau S.A.R. may specify, following the delivery to the government of Macau S.A.R. and PH of the relevant MGM Sale Direction or MGM Regulatory Warning, each of MGM, PH and PHCO shall co-operate with the government of Macau S.A.R. (including providing information and copies of documents relating to the background to, and reasons for, the issue of the relevant MGM Sale Direction or MGM Regulatory Warning) to the extent reasonably necessary to enable the government of Macau S.A.R. to understand the background to, and reasons for, the issue of the relevant MGM Sale Direction or MGM Regulatory Warning.

19.20	MGM, PH and PHCO shall use all reasonable endeavours to procure the withdrawal by the relevant MGM Regulator of the MGM Sale Direction or MGM Regulatory Warning, as the case may be, within the period of 90 days from the end of the period referred to in clause 19.19 above (the “Notice Period”). The government of Macau S.A.R. will be consulted on, and kept informed with respect to, any and all communications with, and representations to, the relevant MGM Regulator.

19.21	In the event that the relevant MGM Regulator fails to withdraw the MGM Sale Direction or MGM Regulatory Warning, as the case may be, within the Notice Period, MGM shall, within the period of 30 days from the expiry of the Notice Period, notify the government of Macau S.A.R., PH and PHCO in writing (the “Sale Election Notice”) as to whether or not it elects to dispose of the MGM Interests. If MGM elects to dispose of the MGM Interests, the following provisions of clauses 19.22 to 19.33 shall apply.

19.22	During the period of 90 days following the receipt by the government of Macau S.A.R. and PH of the Sale Election Notice (the “Selection Period”), MGM and PH shall co-operate, together with the government of Macau S.A.R., in identifying not less than three (3) potential purchasers (the “Potential Purchasers”) of the MGM Interests. The Potential Purchasers must be acceptable to PH and the government of Macau S.A.R., and must meet all criteria specified by the government of Macau S.A.R. During the Selection Period, MGM and PH shall also seek to agree on the identity of a financial adviser (being (i) an investment bank of international repute; (ii) independent of both MGM and PH; and (iii) acceptable to the government of Macau S.A.R.) (the “Financial Adviser”) to advise on the sale of the MGM Interests through an auction process involving the Potential Purchasers, such appointment and process to be in accordance with the following provisions of this clause 19.22:

the Financial Adviser will be appointed by MGM on terms reasonably acceptable to PH;

the Potential Purchasers will be required to agree in writing (on terms reasonably acceptable to PH), and the auction will be marketed on such basis (including explicitly in any information memorandum or similar materials issued to Potential Purchasers), that it will have no greater or more favourable rights as a shareholder in Gaming Company than those that would be vested in MGM following implementation of the provisions of clauses 24.3.1 to 24.3.3 (inclusive);

the Potential Purchasers will be invited to confirm if they would prefer to purchase all, or part only (as contemplated by clause 19.31), of the MGM Interests;

the structure of the auction process (including as to the number of bid or offer rounds by Potential Purchasers, the required terms of the bids or offers to be submitted with Potential Purchasers and the operation of any form of data room, general information access and timing generally) shall be on terms reasonably acceptable to PH and the government of Macau S.A.R.;

all material communications (including the terms of any information memorandum or similar document) issued to any Potential Purchasers as part of the auction process shall be in a form that is reasonably acceptable to PH and the government of Macau S.A.R.;

PH and the government of Macau S.A.R. shall be fully involved at all stages of the auction process and shall be kept informed with respect to all discussions and meetings between MGM or the Financial Adviser and any of the Potential Purchasers or any of their respective representative or advisers;

copies of all bids, submissions and other material correspondence received by or on behalf of MGM or the Financial Adviser from any of the Potential Purchasers shall be delivered to PH and the government of Macau S.A.R. as soon as practicable following their receipt.

19.23	Within 30 days of completion of the auction process agreed pursuant to clause 19.22.4 above, MGM shall notify PH and the government of Macau S.A.R. in writing of the identity of its preferred Potential Purchaser (the “Preferred Purchaser”) and the cash price at, and other material terms upon, which MGM would be willing to dispose of to the Preferred Purchaser, and the Preferred Purchaser willing to purchase from MGM, the MGM Interests (or relevant part in event that clause 19.31 applies) (the “Withdrawal Notice”).

19.24	PH shall be entitled, for the period of 60 days from the date of receipt by PH and the government of Macau S.A.R. of the Withdrawal Notice (the “Election Notice Period”), to notify MGM in writing (the “Election Notice”) of PH’s intention to have PH’s nominated party (being a party approved by the government of Macau S.A.R. as a holder of Shares) acquire all of the MGM Interests (in place of the Preferred Purchaser) on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice and, in which event, MGM shall procure that such election is fulfilled and complied with and that the full legal title to, and beneficial ownership of, all of the MGM Interests is duly transferred to PH’s nominated party on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice (except that MGM shall not be required to give any warranties or indemnities except as to title to the MGM Interests, capacity to sell and that the MGM Interests will, at the time of sale, be free from Encumbrances) and, if not already specified in the Withdrawal Notice, free from all Encumbrances, within 90 days of the receipt by MGM of the Election Notice.

19.25	In the event that PH fails to deliver the Election Notice to MGM within the Election Notice Period, MGM shall be entitled to enter into and consummate an agreement to sell all (but not, subject to clause 19.31, some only) of the MGM Interests to the party disclosed as the Preferred Purchaser in the Withdrawal Notice and on the terms contained therein provided always that the Preferred Purchaser:

executes a Deed of Adherence;

acquires the MGM Interests within 90 days from the date of expiry of the Election Notice Period (or such longer period, not exceeding 180 days in total, as may be reasonably required in order to obtain any necessary regulatory approvals); and

(before such disposal is effected) the proposed purchaser makes a written offer (a “Tag Along Offer”) to PH and PHCO to purchase the PH/PHCO Interests for the same price and otherwise on the same terms and conditions (subject to clause 19.29 below) as those applying to the sale by MGM of the MGM Interests.

19.26	Any Tag Along Offer shall specify:

the price for the PH/PHCO Interests and other principal terms and conditions of the offer;

the period (being not less than 60 days) for acceptance by PH and PHCO.

19.27	PH shall be free to either accept or reject a Tag Along Offer. If, within the period specified in a Tag Along Offer, PH accepts the offer in writing then the sale of the PH/PHCO Interests shall proceed at the same time as the sale of the MGM Interests.

19.28	Any acceptance by PH of a Tag Along Offer shall be deemed to be acceptance by PHCO also and PHCO hereby appoints PH as its lawful attorney for the purposes of agreeing and/or signing any document that may be necessary for the purposes of effecting a sale of any of the PH/PHCO Interests pursuant to a Tag Along Offer. Any such acceptance by PH shall be irrevocable. If the sale of any of the PH/PHCO Interests precedes the sale of the MGM Interests then no sale of any of the PH/PHCO Interests pursuant to the acceptance of a Tag Along Offer shall take place unless and until the sale of the MGM Interests is completed.

19.29	Under no circumstances shall PH or PHCO be required to give any warranties or indemnities upon a sale of any of the PH/PHCO Interests except as to title to the PH/PHCO Interests, capacity to sell and that the PH/PHCO Interests will, at the time of sale, be free from all Encumbrances.

19.30	PH shall be entitled, prior to the expiry of the period specified in a Tag Along Offer, to notify MGM and the Preferred Purchaser of PH’s intention to sell part only of the PH/PHCO Interests (the “Partial Sale Notice”) and in which event the Tag Along Offer shall apply to only that part of the PH/PHCO Interests specified in the Partial Sale Notice and the following provisions shall apply:

the purchase price payable by the Preferred Purchaser for that part of the PH/PHCO Interests being sold shall be equal to the purchase price being paid for the MGM Interests multiplied by the percentage of the total number of Shares held by PH and PHCO that are being sold; and

in the event that, as a result of any sale of part of the PH/PHCO Interests, PH and PHCO would between them hold less than 30% of the entire issued share capital of Gaming Company, PH shall agree to have no greater or more favourable rights as a shareholder in Gaming Company than those that would be vested in PH following implementation of the provisions of clauses 21.3.1 to 21.3.3 (inclusive).

19.31	In the event that:

PH fails to accept a Tag Along Offer (in whole or in part) within the period specified in clause 19.26.2; and

the Preferred Purchaser notifies MGM and PH in writing (the “Part Purchase Notice”), within 14 days from the expiry of the period specified in clause 19.26.2, that it would prefer to purchase part only of the MGM Interests, then MGM shall be entitled to require PH, by notice in writing to that effect (the “Remaining Interest Notice”) within 14 days of the receipt by MGM and PH of the Part Purchase Notice, to procure the purchase of that portion of the MGM Interests that the Preferred Purchaser is unwilling to purchase (the “Remaining Interest”) subject always to the following conditions:

(a)	the Preferred Purchaser must purchase at least such portion of the MGM Interests as shall result in the Preferred Purchaser holding not less than 30% of the entire issued share capital of Gaming Company following such purchase;

(b)	the government of Macau S.A.R. must approve the party procured by PH to purchase the Remaining Interest;

(c)	the purchase price payable for the Remaining Interest shall be calculated on an identical basis to that used to calculate the purchase price for the portion of the MGM Interests to be purchased by the Preferred Purchaser;

(d)	the proportion of debt comprised in the Remaining Interest and that portion of the MGM Interests to be purchased by the Preferred Purchaser shall be pro rated according to the percentage of Shares comprised in each;

(e)	MGM shall be required to give equivalent contractual protections to the purchaser of the Remaining Interest as it shall have agreed in respect of the sale of that portion of the MGM Interests to be acquired by the Preferred Purchaser;

(f)	PH shall not be required to procure the purchase of the Remaining Interest unless and until the purchase by the Preferred Purchaser has been completed in all respects;

(g)	the purchase of the Remaining Interest shall be completed within 90 days of the delivery to PH of the Remaining Interest Notice (or such longer period, not exceeding 180 days in total, as may be reasonably required in order to obtain any necessary regulatory approvals).

19.32	In the event that MGM disposes of the MGM Interests as a result of the application of clause 19.18 then, unless PH and PHCO have also disposed of all of the PH/PHCO Interests pursuant to a Tag Along Offer, the provisions of this clause 19.32 shall apply to restrict the carrying on of gaming activities by MGM Group in Macau S.A.R.:

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the MGM Interests carry on or be engaged in or be otherwise interested in (including through a management contract or similar arrangement) any form of casino gaming activity or other gaming type activity in Macau S.A.R.;

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of two (2) years from the date of the disposal by MGM of the MGM Interests take any steps to apply for or otherwise procure or seek the benefit of any Casino Opportunity in Macau S.A.R.;

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the MGM Interests solicit or entice away, or endeavour to solicit or entice away, from Gaming Company or any of its subsidiaries any person employed or retained by any of such companies, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies);

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the

MGM Interests employ or retain on any form of consultancy or similar arrangement any person employed or retained by Gaming Company or any of its subsidiaries, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies) provided always that this clause 19.32.4 shall not restrict any member of MGM Group from employing or retaining any such person if that person has been dismissed by Gaming Company during such period and PH consents (such consent not to be unreasonably withheld or delayed);

the provisions of clause 19.32 above shall not (a) require MGM or any member of the MGM Group to dispose of any other interest or participation in a Macau S.A.R. casino gaming activity or other gaming type activity that it is permitted to hold or engage in pursuant to the terms of this Agreement; or (b) restrict MGM or any member of MGM Group from conducting customary marketing activities for its operations outside of Macau S.A.R..

19.33	MGM agrees that the restrictions contained in clause 19.32 above are reasonable for the protection of the value of the Business. Each of sub-clauses 19.32.1 to 19.32.5 (inclusive) shall constitute a separate and independent provision of this Agreement for the purposes of clause 38.

19.34	Notwithstanding the provisions of clauses 19.1 to 19.33 above, if the reason for the issue of the MGM Sale Direction or MGM Regulatory Warning is PH acquiring, directly or indirectly, control of SJM as contemplated by clause 21 then the parties agree that the provisions of clause 21 shall apply to determine the resolution of the matter concerned and the provisions of clauses 19.1 to 19.33 above shall not apply.

19.35	In the event that a sale of the MGM Interests is effected pursuant to clause 19.18 and, at the time of such sale, clause 21.3 has already been invoked then concurrently with completion of such sale PH shall (and the Shares held by her shall) immediately have all rights and benefits accrued and applying under this Agreement immediately prior to such clause having been invoked.

20.	MACAU REGULATOR ISSUE

The Shareholders acknowledge and agree that each of the provisions outlined below is subject to compliance with the provisions of Macau law and to the ultimate discretion of the government of Macau S.A.R. and that the Shareholders will at all times adhere to the requirements of the government of Macau S.A.R. in relation to the application and implementation of any of the following provisions of this clause 20.

20.1	Each Shareholder acknowledges that the Subconcession is issued with the express consent of the government of Macau S.A.R. If any member of MGM Group is directed in writing by the government of Macau S.A.R. (a “Macau Sale Direction”) to sell its Shares then the following provisions of clauses 20.2 to 20.15 shall apply.

20.2	MGM, PH and PHCO shall use all reasonable endeavours to procure the withdrawal by the government of Macau S.A.R. of the Macau Sale Direction within the period of 90 days from the date of receipt by PH and PHCO of the same from MGM (the “Notice Period”).

20.3	In the event that the government of Macau S.A.R. fails to withdraw the Macau Sale Direction within the Notice Period, MGM shall, within the period of 30 days from the expiry of the

Notice Period, notify the government of Macau S.A.R., PH and PHCO in writing (the “Sale Election Notice”) as to whether or not it elects to dispose of the MGM Interests. If MGM elects to dispose of the MGM Interests, the following provisions of clauses 20.4 to 20.15 shall apply.

20.4	During the period of 90 days following the receipt by the government of Macau S.A.R. and PH of the Sale Election Notice (the “Selection Period”), MGM and PH shall co-operate, together with the government of Macau S.A.R., in identifying not less than three (3) potential purchasers (the “Potential Purchasers”) of the MGM Interests. The Potential Purchasers must be acceptable to PH and the government of Macau S.A.R., and must meet all criteria specified by the government of Macau S.A.R. During the Selection Period, MGM and PH shall also seek to agree on the identity of a financial adviser (being (i) an investment bank of international repute; (ii) independent of both MGM and PH; and (iii) acceptable to the government of Macau S.A.R.) (the “Financial Adviser”) to advise on the sale of the MGM Interests through an auction process involving the Potential Purchasers, such appointment and process to be in accordance with the following provisions of this clause 20.4:

the Financial Adviser will be appointed by MGM on terms reasonably acceptable to PH;

the Potential Purchasers will be required to agree in writing (on terms reasonably acceptable to PH), and the auction will be marketed on such basis (including explicitly in any information memorandum or similar materials issued to Potential Purchasers), that it will have no greater or more favourable rights as a shareholder in Gaming Company than those that would be vested in MGM following implementation of the provisions of clauses 24.3.1 to 24.3.3 (inclusive);

the Potential Purchasers will be invited to confirm if they would prefer to purchase all, or part only (as contemplated by clause 20.13), of the MGM Interests;

the structure of the auction process (including as to the number of bid or offer rounds with Potential Purchasers, the required terms of the bids or offers to be submitted by Potential Purchasers and the operation of any form of data room, general information access and timing generally) shall be on terms reasonably acceptable to PH and the government of Macau S.A.R.;

all material communications (including the terms of any information memorandum or similar document) issued to any Potential Purchasers as part of the auction process shall be in a form that is reasonably acceptable to PH and the government of Macau S.A.R.;

PH and the government of Macau S.A.R. shall be fully involved at all stages of the auction process and shall be kept informed with respect to all discussions and meetings between MGM or the Financial Adviser and any of the Potential Purchasers or any of their respective representatives or advisers;

copies of all bids, submissions and other material correspondence received by or on behalf of MGM or the Financial Adviser from any of the Potential Purchasers shall be delivered to PH and the government of Macau S.A.R. as soon as practicable following their receipt.

20.5	Within 30 days of completion of the auction process agreed pursuant to clause 20.4.4 above, MGM shall notify PH and the government of Macau S.A.R. in writing of the identity of its preferred Potential Purchaser (the “Preferred Purchaser”) and the cash price at, and other material terms upon, which MGM would be willing to dispose of to the Preferred Purchaser, and the Preferred Purchaser willing to purchase from MGM, the MGM Interests (or relevant part in the event that clause 20.13 applies) (the “Withdrawal Notice”).

20.6	PH shall be entitled, for the period of 60 days from the date of receipt by PH and the government of Macau S.A.R. of the Withdrawal Notice (the “Election Notice Period”), to notify MGM in writing (the “Election Notice”) of PH’s intention to have PH’s nominated party (being a party approved by the government of Macau S.A.R. as a holder of Shares) acquire all of the MGM Interests (in place of the Preferred Purchaser) on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice and, in which event, MGM shall procure that such election is fulfilled and complied with and that the full legal title to, and beneficial ownership of, all of the MGM Interests is duly transferred to PH’s nominated party on the same terms, mutatis mutandis, as those disclosed in the Withdrawal Notice (except that MGM shall not be required to give any warranties or indemnities except as to title to the MGM interests, capacity to sell and that the MGM Interests will, at the time of sale, be free from all Encumbrances) and, if not already specified in the Withdrawal Notice, free from all Encumbrances, within 90 days of the receipt by MGM of the Election Notice.

20.7	In the event that PH fails to deliver the Election Notice to MGM within the Election Notice Period, MGM shall be entitled to enter into and consummate an agreement to sell all (but not, subject to clause 20.13, some only) of the MGM Interests to the party disclosed as the Preferred Purchaser in the Withdrawal Notice and on the terms contained therein provided always that the Preferred Purchaser:

executes a Deed of Adherence;

acquires the MGM Interests within 90 days from the date of expiry of the Election Notice Period (or such longer period, not exceeding 180 days in total, as may be reasonably required in order to obtain any necessary regulatory approvals); and

(before such disposal is effected) makes a written offer (a “Tag Along Offer”) to PH and PHCO to purchase the PH/PHCO Interests for the same price and otherwise on the same terms and conditions (subject to clause 20.11 below) as those applying to the sale by MGM of the MGM Interests.

20.8	Any Tag Along Offer shall specify:

the price for the PH/PHCO Interests and other principal terms and conditions of the offer;

the period (being not less than 60 days) for acceptance by PH and PHCO.

20.9	PH shall be free to either accept or reject a Tag Along Offer. If, within the period specified in a Tag Along Offer, PH accepts the offer in writing then the sale of the PH/PHCO Interests shall proceed at the same time as the sale of the MGM Interests.

20.10	Any acceptance by PH of a Tag Along Offer shall be deemed to be acceptance by PHCO also and PHCO hereby appoints PH as its lawful attorney for the purposes of agreeing and/or signing any document that may be necessary for the purposes of effecting a sale of any of the PH/PHCO Interests pursuant to a Tag Along Offer. Any such acceptance by PH shall be irrevocable. If the sale of any of the PH/PHCO Interests precedes the sale of the MGM

Interests then no sale of any of the PH/PHCO Interests pursuant to the acceptance of a Tag Along Offer shall take place unless and until the sale of the MGM Interests is completed.

20.11	Under no circumstances shall PH or PHCO be required to give any warranties or indemnities upon a sale of any of the PH/PHCO Interests except as to title to the PH/PHCO Interests, capacity to sell and that the PH/PHCO Interests will, at the time of sale, be free from all Encumbrances.

20.12	PH shall be entitled, prior to the expiry of the period specified in a Tag Along Offer, to notify MGM and the Preferred Purchaser of PH’s intention to sell part only of the PH/PHCO Interests (the “Partial Sale Notice”) and in which event the Tag Along Offer shall apply to only that part of the PH/PHCO Interests specified in the Partial Sale Notice and the following provisions shall apply:

the purchase price payable by the Preferred Purchaser for that part of the PH/PHCO Interests being sold shall be equal to the purchase price being paid for the MGM Interests multiplied by the percentage of the total number of Shares held by PH and PHCO that are being sold; and

in the event that, as a result of any sale of part of the PH/PHCO Interests, PH and PHCO would between them hold less than 30% of the entire issued share capital of Gaming Company, PH shall agree to have no greater or more favourable rights as a shareholder in Gaming Company than those that would be vested in PH following implementation of the provisions of clauses 21.3.1 to 21.3.3 (inclusive).

20.13	In the event that:

PH fails to accept a Tag Along Offer (in whole or in part) within the period specified in clause 20.8.2; and

the Preferred Purchaser notifies MGM and PH in writing (the “Part Purchase Notice”), within 14 days from the expiry of the period specified in clause 20.8.2, that it would prefer to purchase part only of the MGM Interests, then MGM shall be entitled to require PH, by notice in writing to that effect (the “Remaining Interest Notice”) within 14 days of the receipt by MGM and PH of the Part Purchase Notice, to procure the purchase of that portion of the MGM Interests that the Preferred Purchaser is unwilling to purchase (the “Remaining Interest”) subject always to the following conditions:

(a)	the Preferred Purchaser must purchase at least such portion of the MGM Interests as shall result in the Preferred Purchaser holding not less than 30% of the entire issued share capital of Gaming Company following such purchase;

(b)	the government of Macau S.A.R. must approve the party procured by PH to purchase the Remaining Interest;

(c)	the purchase price payable for the Remaining Interest shall be calculated on an identical basis to that used to calculate the purchase price for the portion of the MGM Interests to be purchased by the Preferred Purchaser;

(d)	the proportion of debt comprised in the Remaining Interest and that portion of the MGM Interests to be purchased by the Preferred Purchaser shall be pro rated according to the percentage of Shares comprised in each;

(e)	MGM shall be required to give equivalent contractual protections to the purchaser of the Remaining Interest as it shall have agreed in respect of the sale of that portion of the MGM Interests to be acquired by the Preferred Purchaser;

(f)	PH shall not be required to procure the purchase of the Remaining Interest unless and until the purchase by the Preferred Purchaser has been completed in all respects;

(g)	the purchase of the Remaining Interest shall be completed within 90 days of the delivery to PH of the Remaining Interest Notice (or such longer period, not exceeding 180 days in total, as may be reasonably required in order to obtain any necessary regulatory approvals).

20.14	In the event that MGM disposes of the MGM Interests as a result of the application of clause 20.1 then, unless PH and PHCO have also disposed of all of the PH/PHCO Interests pursuant to a Tag Along Offer, the provisions of this clause 20.14 shall apply to restrict the carrying on of gaming activities by MGM Group in Macau S.A.R.:

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the MGM Interests carry on or be engaged in or be otherwise interested in (including through a management contract or similar arrangement) any form of casino gaming activity or other gaming type activity in Macau S.A.R.;

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of two (2) years from the date of the disposal by MGM of the MGM Interests take any steps to apply for or otherwise procure or seek the benefit of any Casino Opportunity in Macau S.A.R.;

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the MGM Interests solicit or entice away, or endeavour to solicit or entice away, from Gaming Company or any of its subsidiaries any person employed or retained by any of such companies, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies);

MGM shall not, and shall procure that every other member of MGM Group shall not, for a period of four (4) years from the date of the disposal by MGM of the MGM Interests employ or retain on any form of consultancy or similar arrangement any person employed or retained by Gaming Company or any of its subsidiaries, at the time of disposal of the MGM Interests, in any senior executive, technical, operational or sales capacity (other than any such persons who were at such time employees of the MGM Group and seconded to any of such companies) provided always that this clause 20.14.4 shall not restrict any member of MGM Group from employing or retaining any such person if that person has been dismissed by

Gaming Company during such period and PH consents (such consent not to be unreasonably withheld or delayed);

the provisions of clause 20.14 above shall not (a) require MGM or any member of the MGM Group to dispose of any other interest or participation in a Macau S.A.R. casino gaming activity or other gaming type activity that it is permitted to hold or engage in pursuant to the terms of this Agreement; or (b) restrict MGM or any member of MGM Group from conducting customary marketing activities for its operations outside of Macau S.A.R.

20.15	MGM agrees that the restrictions contained in clause 20.14 are reasonable for the protection of the value of the Business. Each of sub-clauses 20.14.1 to 20.14.5 (inclusive) shall constitute a separate and independent provision of this Agreement for the purposes of clause 38.

20.16	The provisions of clause 20 above shall apply mutatis mutandis to PH in the event that PH is directed in writing by the government of Macau S.A.R. to sell her Shares.

20.17	In the event that a sale of the MGM Interests is effected pursuant to clause 20 and, at the time of such sale, clause 21.3 has already been invoked then concurrently with completion of such sale PH shall (and the Shares held by her shall) immediately have all rights and benefits accrued and applying under this Agreement immediately prior to such clause having been invoked.

21.	PH ACQUIRES CONTROL OF SJM

21.1	If, at any time throughout the duration of this Agreement, PH acquires control of SJM (a “PH Control Event”), then the following provisions of clauses 21.2 and 21.3 shall apply. “Control” for the purposes of this clause 21 shall mean any of the following: (a) holding, directly or indirectly (through companies, or any subsidiaries of such companies, in which PH holds, directly or indirectly, in excess of 50% of the issued shares, or in excess of 30% of the total voting rights attached to all issued shares (including interests held through trusts established for the benefit of PH)), in excess of 30% of the total voting rights attaching to all issued shares of SJM and being the single largest shareholder; or (b) PH assuming the position of Managing Director of SJM; or (c) the government of Macau S.A.R. having notified Gaming Company that it is in breach of that Article of the Subconcession that is equivalent to Article 20 of the SJM Concession as a result of PH occupying any position in SJM.

21.2	As soon as practicable (and in any event within 3 Business Days) following the occurrence of a PH Control Event, PH shall notify MGM in writing (a “PH Control Notice”) of the same.

21.3	MGM shall be entitled by notice in writing to PH (a “PH Surrender Notice”), within the period of 30 days following the receipt by MGM of the PH Control Notice, to require PH to have minority voting rights in Gaming Company and in which event the following shall occur within the period of 90 days following the receipt by PH of the PH Surrender Notice:

PH shall procure that each of the “A” Directors resigns from the Board and no new “A” Directors be appointed in their stead and that each of the directors appointed by PH to the boards of any subsidiaries of Gaming Company duly resign and no new directors be appointed by PH in their stead;

PH shall thereafter vote one in every three Ordinary Shares held by her in accordance with the directions of MGM; and

the following amendments to this Agreement will automatically apply and these changes will be reflected in the operation and governance of any subsidiaries of Gaming Company:

(a)	the provisions of clause 5 shall not apply and MGM shall operate the Board as it sees fit (subject to compliance with law and any other applicable provisions of this Agreement);

(b)	the provisions of clause 7.2 shall not apply;

(c)	only those matters specified in clauses 8.7, 8.12, 8.13, 8.14, 8.17, 8.19, 8.20, 8.24, 8.27, 8.36, 8.37 and 8.39 shall require the prior written consent of PH and clause 8 shall be deemed amended accordingly;

(d)	the reference to “A” Directors and “B” Directors in clause 15 shall be deemed deleted and clause 15 deemed amended accordingly; and

(e)	the provisions of clauses 9, 24, 26 and 29 shall not apply.

22.	[NOT USED]

23.	MGM BECOMES INVOLVED IN COMPETING ENTERPRISE

23.1	If, at any time throughout the duration of this Agreement, any member of MGM Group acquires, directly or indirectly, an interest (whether in the form of a shareholding interest or otherwise) (a “Competing Interest”) in any casino gaming operator operating (directly or indirectly) any form of casino gaming in Macau S.A.R. or enters into an agreement to effect any of the foregoing (a “Competing Interest Event”), then the provisions of clauses 23.2 to 23.9 shall apply.

23.2	MGM shall, as soon as practicable following the occurrence of a Competing Interest Event (and in any event within 3 Business Days), notify PH in writing (a “Competing Event Notice”) of the nature of the Competing Interest Event and the Competing Interest and the parties involved.

23.3	MGM shall be entitled, within the period of 90 days following the receipt by PH of a Competing Event Notice, to dispose, or procure the disposal, (in whole but not in part) of the Competing Interest to an independent third party that is not associated to, or otherwise affiliated or connected with, any MGM Group member.

23.4	In the event that MGM fails, within the 90 day period referred to in clause 23.3 above, to dispose, or procure the disposal, of the Competing Interest, then within 90 days of the end of such 90 day period (the “Competing Event Election Period”), PH shall be required to notify MGM in writing (a “Competing Event Election Notice”) as to which of the following events shall apply:

(subject to the approval of the government of Macau S.A.R.) the relevant MGM Group member transfers the Competing Interest to Gaming Company; or

(subject to the approval of the government of Macau S.A.R.) the Competing Interest and Gaming Company are merged; or

(only if PH has not already surrendered management participation in Gaming Company pursuant to the provisions of clause 21.3) MGM has minority voting rights in Gaming Company; or

(only if PH has already surrendered management participation in Gaming Company pursuant to the provisions of clause 21.3 and subject to the approval of the government of Macau S.A.R.) a written bid process apply for the acquisition by PH/PHCO or MGM, as the case may be, of the other party’s interests in Gaming Company.

23.5	In the event that PH elects in the Competing Event Election Notice that the relevant MGM Group member transfer the Competing Interest to Gaming Company then the following shall apply:

MGM shall procure that the full legal title to, and beneficial ownership of, the Competing Interest is duly transferred to Gaming Company on the following terms:

(a)	Gaming Company shall, and the Shareholders shall procure that Gaming Company shall, pay to the relevant MGM Group member a sum equal to the amount originally paid by such MGM Group member to acquire the Competing Interest plus carrying costs and additional MGM capital investment but minus all sums distributed or otherwise made over to any member of MGM Group (all as evidenced to the reasonable satisfaction of PH);

(b)	the Competing Interest shall be transferred free from all Encumbrances;

(c)	the relevant MGM Group member shall not be required to give any warranties or indemnities upon a transfer of the Competing Interest except as to title to the Competing Interest, capacity to sell and that the MGM Interests will, at the time of sale, be free from all Encumbrances;

(d)	(subject to applicable legal and regulatory requirements) the transfer shall be effected within 30 days from the expiry of the Competing Event Election Period.

23.6	In the event that PH elects in the Competing Event Election Notice for the Competing Interest and Gaming Company to be merged (the “Merger”) then the following shall apply:

MGM and PH shall use all reasonable endeavours to agree the percentage level of shareholding to be owned by PH and PHCO in the newly merged entity (the “Merged Entity”) that would fairly represent the value of the existing holdings of PH and PHCO in Gaming Company within the Merged Entity (the “PH/PHCO Percentage”) and, failing such agreement within the period of 30 days from the date of delivery to MGM of the Competing Event Election Notice, such question shall be referred to such independent firm of accountants (being one of the big four) (the “Independent Accountants”) as PH and MGM may agree or, failing agreement, as may be nominated on the application of either party by the Chairman for the time being of the Hong Kong Society of Accountants and in which case each of PH and MGM shall cooperate with the Independent Accountants (including providing relevant information to them) to the extent reasonably necessary to enable the Independent Accountants to determine the PH/PHCO Percentage within the period of 60 days from the date of delivery to MGM of the Competing Event Election Notice. In making their determination, the Independent Accountants shall be acting as experts and not as arbitrators and their determination shall be final and binding on PH, PHCO and MGM (save in the case of manifest error);

(subject to applicable legal and regulatory requirements) the Merger shall be effected within 60 days from the date of determination of the PH/PHCO Percentage;

contemporaneously with completion of the Merger, the shares in the Merged Entity representing the PH/PHCO Percentage shall be transferred or issued, as the case may be, to PH and PHCO in the same proportions as the Shares held by them free from all Encumbrances;

PH and PHCO shall not be required to give any warranties or indemnities on a transfer of their Shares except as to title to the Shares held by them, capacity to sell and that the Shares will, at the time of sale, be free from all Encumbrances;

in the event that the PH/PHCO Percentage is less than 30% then MGM and PH shall use all reasonable endeavours to agree such amendments or alterations to the respective rights of PH and MGM in the management of Gaming Company as may be reasonable in the circumstances, duly taking into account their respective percentages of ownership of the Merged Entity;

where the PH/PHCO Percentage is less than 50%, PH and PHCO shall be entitled, and MGM shall procure the fulfilment of any exercise of such entitlement, to subscribe for such number of additional shares (ranking pari passu with the             shares in the Merged Entity to be held by MGM Group) in the Merged Entity as shall be sufficient to procure that PH and PHCO between them hold 50% of the entire issued share capital of the Merged Entity provided that (i) the purchase price for such additional shares shall be at the same valuation per share as is utilized for the purposes of clause 23.6.1 above; (ii) written notice of the exercise of such right shall have been given by PH to MGM and Gaming Company no later than thirty (30) days following determination of the PH/PHCO Percentage; and (iii) the subscription and payment for the shares shall be completed concurrently with completion of the Merger.

23.7	In the event that PH elects in the Competing Event Election Notice that MGM has minority voting rights in Gaming Company then the following shall occur within the period of 30 days from the date of receipt by MGM of the Competing Event Election Notice:

MGM will procure that each of the “B” Directors resigns from the Board and no new “B” Directors be appointed in their stead and that each of the directors appointed by MGM to the boards of any subsidiaries of Gaming Company duly resign and no new directors be appointed by MGM in their stead;

MGM shall thereafter vote one in every three Ordinary Shares held by it in accordance with the directions of PH; and

the following amendments to this Agreement will automatically apply and these changes will be reflected in the operation and governance of any subsidiaries of Gaming Company:

(a)	the provisions of clause 5 shall not apply and PH shall operate the Board as she sees fit (subject to compliance with law and any other applicable provisions of this Agreement);

(b)	the provisions of clause 7.2 shall not apply;

(c)	only those matters specified in clauses 8.7, 8.12, 8.13, 8.14, 8.17, 8.19, 8.20, 8.24, 8.27, 8.36, 8.37 and 8.39 shall require the prior written consent of MGM and clause 8 shall be deemed amended accordingly;

(d)	the reference to “A” Directors and “B” Directors in clause 15 shall be deemed deleted and clause 15 deemed amended accordingly; and

(e)	the provisions of clauses 9, 24, 26 and 29 shall not apply.

23.8	In the event that PH elects in the Competing Event Election Notice that PH and MGM implement a written bid process for the acquisition of the other’s interests in Gaming Company then the following shall apply:

within the period of 30 days from the date of receipt by MGM of the Competing Event Election Notice, PH and MGM shall appoint such independent firm of accountants (being one of the big four) (the “Independent Accountants”) as PH and MGM may agree or, failing agreement, as may be nominated on the application of either party by the Chairman for the time being of the Hong Kong Society of Accountants. The Independent Accountants shall be appointed to act as adjudicators in respect of the bidding process to be undertaken in accordance with this clause 23.8. In making their determination of the Winning Bid (as defined below), the Independent Accountants shall be acting as experts and not as arbitrators and their determination of the Winning Bid shall be final and binding on PH, PHCO and MGM (save in the case of manifest error);

the Independent Accountants shall notify each of PH and MGM of a time (being during normal office hours) and date, being a Business Day occurring within 60 days from the date of receipt by MGM of the Competing Event Election Notice (the “Designated Time”), by which each of PH and MGM shall deliver to the Independent Accountants (at an address specified by them in Hong Kong) a written bid setting out the price that each would be prepared to pay to acquire (in the case of PH) the MGM Interests (such bid and each successive bid being the “PH Bid”) and (in the case of MGM) the PH/PHCO Interests (such bid and each successive bid being the “MGM Bid”);

the PH Bid shall state the cash price (in US$) that PH is prepared to pay to acquire the MGM Interests and the MGM Bid shall state the cash price (in US$) that MGM is prepared to pay to acquire the PH Interests;

the Independent Accountants shall open each bid at the Designated Time in the presence of a representative of each of PH and MGM and shall declare which of the PH Bid and the MGM Bid is the highest and shall confirm the same in writing to each of PH and MGM. Each of the representatives of PH and MGM shall be entitled to inspect, and take copies of each and every bid;

the process referred to in clauses 23.8.2 to 23.8.4 shall then be repeated on successive dates (being not less than 7 and not more than 14 days following the date of the last bid submission), and at successive times (being in normal business hours), specified by the Independent Accountants in writing to PH and MGM until the earlier of (i) either of PH or MGM notifies the Independent Accountants in writing that it is not prepared to increase its bid further and (ii) completion of a fourth round of bidding;

the winning bid (the “Winning Bid”) shall be whichever of the highest PH Bid and the highest MGM Bid states the higher cash price. In the event that the cash prices stated in the highest PH Bid and the highest MGM Bid are the same then the process shall be repeated on the same terms, mutatis mutandis, until the highest PH Bid or the highest MGM Bid, as the case may be, states a higher cash price than the other;

following completion of the bidding process pursuant to clause 23.8.5 above, the Independent Accountants shall confirm in writing to each of PH and MGM which of the highest PH Bid and the highest MGM Bid is the Winning Bid and the date of such written confirmation shall be the date of determination of the Winning Bid for the purposes of this clause 23.8;

in the event that the highest PH Bid is declared the Winning Bid then the following shall apply:

(a)	MGM shall procure that the full legal title to, and beneficial ownership of, the MGM Interests is duly transferred to PH on the following terms:

(i)	PH shall pay, or procure the payment to, MGM a sum equal to the cash price stated in the Winning Bid;

(ii)	the MGM Interests shall be transferred free from all Encumbrances;

(iii)	MGM shall not give any warranties or indemnities upon a transfer of the MGM Interests except as to title to the MGM Interests, capacity to sell and that the MGM Interests will, at the time of sale, be free from all Encumbrances;

(iv)	(subject to applicable legal and regulatory requirements) the transfer shall be effected within 30 days of the date of determination of the Winning Bid;

in the event that the highest MGM Bid is declared the Winning Bid then the following shall apply:

(b)	PH and PHCO shall procure that the full legal title to, and beneficial ownership of, the PH/PHCO Interests is duly transferred to MGM on the following terms:

(i)	MGM shall pay, or procure the payment to, PH a sum equal to the cash price stated in the Winning Bid;

(ii)	the PH/PHCO Interests shall be transferred free from all Encumbrances;

(iii)	PH and PHCO shall not give any warranties or indemnities upon a transfer of the PH/PHCO Interests except as to title to the PH/PHCO Interests, capacity to sell and that the PH/PHCO Interests will, at the time of sale, be free from all Encumbrances;

(iv)	(subject to applicable legal and regulatory requirements) the transfer shall be effected within 30 days of the date of determination of the Winning Bid.

23.9	For the avoidance of doubt, a Competing Interest Event shall not include:

MGM participating in the casino gaming joint venture with PH and PHCO as contemplated by this Agreement; or

MGM Group, though any one or more members of MGM Group, holding or acquiring in aggregate up to 30% of the entire issued share capital of any casino gaming operator operating (directly or indirectly) any form of casino gaming in Macau S.A.R. or any controller of any such operator, provided always that, in the case of 23.9.2 above, (a) where such shareholding interest exceeds 20% of the entire issued share capital it does not constitute the single largest shareholding in the relevant company; and (b) MGM Group does not, directly or indirectly (and whether through one or more members of MGM Group), become involved in, whether in any formal or informal capacity, the management of the relevant gaming operator or gaming operator controller, as the case may be.

24.	MGM GROUP REDUCES CASINO OPERATIONS

24.1	If, at any time throughout the duration of this Agreement, the gross gaming revenues (excluding those of Gaming Company and its subsidiaries) of MGM Group total less than US$1 billion in any MGM Group fiscal year (an “MGM Disposal Event”) then the following provisions of clauses 24.2 and 24.3 shall apply. In the event that, in any subsequent MGM Group fiscal year, such gross gaming revenues revert to being in excess of US$1 billion then MGM shall (and the Shares held by it shall) immediately have all rights and benefits that it would then have had under this Agreement if clause 24.3 had not been invoked provided always that the provisions of this clause 24 shall still continue to apply thereafter.

24.2	As soon as practicable (and in any event within 3 Business Days) following the occurrence of an MGM Disposal Event, MGM shall notify PH in writing (an “MGM Disposal Notice”) of the same.

24.3	PH shall be entitled by notice in writing to MGM (an “MGM Surrender Notice”), within the period of 30 days following the receipt by PH of the MGM Disposal Notice, to require MGM to surrender management participation in Gaming Company and each of its subsidiaries and in which event the following shall occur within the period of 30 days following the receipt by MGM of the MGM Surrender Notice:

MGM will procure that each of the “B” Directors resigns from the Board and no new “B” Directors be appointed in their stead and that each of the directors appointed by MGM to the boards of any subsidiaries of Gaming Company duly resign and no new directors be appointed by MGM in their stead;

MGM shall thereafter vote one in every three Ordinary Shares held by it in accordance with the directions of PH; and

the following amendments to this Agreement will automatically apply and these changes will be reflected in the operation and governance of any subsidiaries of Gaming Company:

(a)	the provisions of clause 5 shall not apply and PH shall operate the Board as she sees fit (subject to compliance with law and any other applicable provisions of this Agreement);

(b)	the provisions of clause 7.2 shall not apply;

(c)	only those matters specified in clauses 8.7, 8.12, 8.13, 8.14, 8.17, 8.19, 8.20, 8.24, 8.27, 8.36, 8.37 and 8.39 shall require the prior written consent of MGM and clause 8 shall be deemed amended accordingly;

(d)	the reference to “A” Directors and “B” Directors in clause 15 shall be deemed deleted and clause 15 deemed amended accordingly; and

(e)	the provisions of clauses 9, 24, 26 and 29 shall not apply.

25.	ECONOMIC BENEFICIARIES IN PHCO

25.1	PH acknowledges that one or more of the MGM Regulators may require the name from time to time of any individual holding, directly or indirectly (including through any form of trust or similar arrangement), any PHCO Shares (a “PHCO Beneficiary”) for the purposes of assessing the impact, if any, on the privileged licenses issued to MGM Group by such MGM Regulators. PH and PHCO agree, to the extent that either of them has such information, to provide the same to the MGM Regulators and otherwise to use all reasonable endeavours to cause such PHCO Beneficiaries to supply such information.

25.2	In the event that any MGM Regulator directs any member of MGM Group in writing (a “PHCO Beneficiary Divestment Notice”) that the holding of PHCO Shares by any PHCO Beneficiary (excluding, for the avoidance of doubt, any of PH and DH) or the continued receipt by any PHCO Beneficiary (excluding, for the avoidance of doubt, any of PH and DH) of any direct or indirect economic benefit from any such direct or indirect shareholding in PHCO would, if continued, result in the issue by such MGM Regulator of an MGM Sale Direction then the following provisions of clauses 25.3 and 25.4 shall apply.

25.3	As soon as practicable (and in any event within 3 Business Days) following the receipt by any member of MGM Group of a PHCO Beneficiary Divestment Notice, MGM shall notify PH of such receipt and provide PH with a copy of the relevant PHCO Beneficiary Divestment Notice.

25.4	PH and PHCO shall be required, within the period of 90 days following the receipt by PH of the PHCO Beneficiary Divestment Notice from MGM to exercise all powers reasonably available to them so as to:

(in the case of an objection to any PHCO Beneficiary continuing to hold PHCO Shares) procure the transfer to PH of the PHCO Shares held by such PHCO Beneficiary or, if PH so elects, through the exercise, along with MGM, of all voting and other powers in relation to Gaming Company, procure the transfer to Gaming Company of the PHCO Shares held by such PHCO Beneficiary; or

(in the case of an objection to any PHCO Beneficiary continuing to receive any direct or indirect economic benefit) procure the divestment by the relevant PHCO Beneficiary of all direct and indirect economic benefit deriving from any direct or indirect shareholding interest in PHCO and provide reasonable evidence of the same to the relevant MGM Regulator.

26.	CASINO OPPORTUNITIES

26.1	Each of MGM (for itself and on behalf of each of its Group Companies), PHCO (for itself and on behalf of each of its Group Companies) and PH agrees that, throughout the duration of this Agreement, the following provisions of this clause 26 shall apply to any involvement or participation by any of them (directly or indirectly) in any Casino Opportunity.

26.2	In the event that MGM or PHCO, or any of their respective Group Companies, or PH becomes aware of any Casino Opportunity in which any of them may participate or otherwise become involved (directly or indirectly), MGM or PH, as the case may be, shall, within three (3) days of becoming aware of the existence of such Casino Opportunity, notify PH or MGM, as the case may be (the “Recipient”), in writing (the “Casino Opportunity Notice”) of such Casino Opportunity setting out in reasonable detail (to the extent that they are aware of the same) the nature, duration and expected application of such Casino Opportunity.

26.3	Upon delivery of the Casino Opportunity Notice to the Recipient, PH and MGM shall thereafter use all reasonable endeavours to procure the joint benefit of such Casino Opportunity.

26.4	In the event that PH and MGM are unable, within the period of ninety (90) days from the date of delivery to the Recipient of the Casino Opportunity Notice, to agree a basis upon which they might participate equally in such Casino Opportunity or, at any time during such ninety (90) day period, either of PH or MGM notifies the other that it is no longer interested in pursuing such Casino Opportunity then MGM and PHCO and each of their respective Group Companies shall not, and PH shall not, be entitled (directly or indirectly) to participate in or otherwise take any steps to apply for or otherwise procure or seek the benefit of such Casino Opportunity.

27.	PROVISION OF INFORMATION

27.1	Each of PH, PHCO and MGM shall, and PHCO and MGM shall procure that each of their respective Group Companies shall:

(to the extent that the information is reasonably available to such party) promptly comply with all reasonable requests for information made of any of them by any MGM Regulator or the government of Macau S.A.R. or any applicable governmental or regulatory body of competent jurisdiction (including without limitation, the United States Securities Exchange Commission, the New York Stock Exchange and The Stock Exchange of Hong Kong Limited) in connection with this Agreement or the business relationships contemplated by this Agreement; and

refrain from taking any action that is intended to frustrate or impede any investigation undertaken by any MGM Regulator or the government of Macau S.A.R. or any applicable governmental or regulatory body of competent jurisdiction (including without limitation, the United States Securities Exchange Commission, the New York Stock Exchange and The Stock Exchange of Hong Kong Limited) in connection with this Agreement or the business relationships contemplated by this Agreement.

28.	PROJECT FEES

28.1	It is acknowledged that MGM Project Fees Company will provide certain development support services in connection with the design and development of the Nam Van Casino (the

“MGM Project Services”). In consideration for the provision by MGM Project Fees Company of the MGM Project Services, Gaming Company shall pay to MGM Project Fees Company a fee (the “MGM Project Services Fee”) equal to 1.75% of the total cost of the project (such cost comprising cost of construction, fixtures and fittings and equipment, signage, gaming and other supplies and equipment and other pre-opening, which pre-opening comprises cost of marketing, payroll, travel, training and theatre production and development, if any) (but excluding costs in respect of the acquisition of the applicable land and the Subconcession) (as evidenced by appropriate invoices and receipts).

28.2	It is acknowledged that PH Project Services Company will provide certain development support services in connection with the design and development of the Nam Van Casino (the “PH Project Services”). In consideration for the provision by PH Project Services Company of the PH Project Services, Gaming Company shall pay to PH Project Services Company a fee (the “PH Project Services Fee”) equal to 0.875% of the total cost of the project (such cost comprising cost of construction, fixtures and fittings and equipment, signage, gaming and other supplies and equipment and other pre-opening, which pre-opening comprises cost of marketing, payroll, travel, training and theatre production and development, if any) (but excluding costs in respect of the acquisition of the applicable land and the Subconcession) (as evidenced by appropriate invoices and receipts).

29.	MANAGING DIRECTOR

29.1	(Without prejudice to the application of the provisions of clause 8 above) the Shareholders hereby acknowledge the special responsibilities attaching to the position of Managing Director (Administrator — Delegado) under the laws of Macau S.A.R. and accordingly hereby agree to exercise all votes, authorities and powers conferred on them in relation to Gaming Company and each of its subsidiaries so as to procure that, throughout the duration of this Agreement:

(without prejudice to their reporting obligations, and ultimate accountability, to the Board) upon the opening of the Nam Van Casino to the public the senior operational management of Gaming Company and each of its subsidiaries shall report to, and shall be accountable to, the Managing Director in respect of all aspects of their work and the performance of their duties and shall not take any action that may be reasonably likely to jeopardise or threaten the continued approval by the government of Macau S.A.R of PH (or such other relevant appointee of PH) as the Managing Director (Administrator — Delegado) of Gaming Company;

upon the opening of the Nam Van Casino to the public the senior operational management of Gaming Company and each of its subsidiaries shall provide to the Managing Director on a monthly basis a written report (in such form as the Managing Director may, from time to time, specify) of all material operational and development issues concerning the operation of each of the casinos and hotels/resorts contemplated by this Agreement (and all other matters falling within the scope of their duties);

the General Manager — Chief Operating Officer (or equivalent howsoever called) of Gaming Company shall meet with the Managing Director on a monthly basis to discuss the written reports referred to in clause 29.1.2 and any other matters that the Managing Director may consider appropriate and shall provide such additional reports and such additional information concerning such matters as the Managing Director may, from time to time, reasonably require (including, without limitation, the provision of proposed operational procedures for the casinos and/or hotels/resorts, proposed credit policies, details of proposed staffing arrangements, proposed casino plans and lay-out proposals, gaming equipment purchase proposals and design proposals); and

all material correspondence on behalf of Gaming Company and each of its subsidiaries with the government of Macau S.A.R. shall be first approved by the Managing Director or (in the Managing Director’s absence) a representative (being an “A” Director) nominated for such purpose by the Managing Director and the Managing Director shall operate as the primary representative of Gaming Company and each of its subsidiaries in relation to any dealings and/or negotiations by any such companies with the government of Macau S.A.R.

29.2	MGM shall be entitled, throughout the duration of this Agreement, to nominate a representative (being a “B” Director) to attend the monthly meetings contemplated by clause 29.1.3 above and shall be provided with copies of all reports and other information supplied to the Managing Director by the senior operational management of Gaming Company and each of its subsidiaries pursuant to clause 29.1 above concurrently with delivery of such reports to the Managing Director.

30.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership among the parties nor constitute any party the agent of any other party for any purpose.

31.	COSTS

31.1	Each party shall bear its own costs, legal fees and other expenses incurred in the preparation, negotiation and execution of this Agreement.

31.2	All costs, legal fees, registration fees, capital duty and other expenses incurred in the formation of Gaming Company and each of its subsidiaries shall be borne and paid by Gaming Company.

31.3	All costs, legal fees, consultants fees and other expenses connected to the application for and process of seeking necessary approvals for the Business will be borne and paid for by Gaming Company.

32.	NON-DISCLOSURE OF INFORMATION

32.1	Subject to the provisions of clauses 27 and 32.2 below, none of the Shareholders shall divulge or communicate to any person (other than their employees, agents and representatives who reasonably require to know the same solely for the purposes of assisting or furthering the Business and on the basis that the Shareholder shall procure that such persons adhere to the provisions of this clause 32 as if they were a Shareholder or to legal, accounting and other advisers as may be necessary in connection with any matters or proceedings arising out of or relating to this Agreement) or use or exploit for any purpose whatever any of the trade secrets or confidential knowledge or information or any financial or trading information relating to the other Shareholders and/or Gaming Company and/or Gaming Company’s subsidiaries which the relevant Shareholder may receive or obtain as a result of entering into this Agreement. This restriction shall continue to apply after the expiration or sooner termination of this Agreement without limit in point of time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of such Shareholder.

32.2	Nothing in this clause 32 shall prohibit any of the Shareholders from disclosing information if, but only to the extent, so required by law or by any regulatory body of competent jurisdiction (including without limitation, the United States Securities Exchange Commission or any MGM Regulators or the government of Macau S.A.R.) or by virtue of the regulations of the New York Stock Exchange, The Stock Exchange of Hong Kong Limited or any other recognised investment exchange provided that any Shareholder required to make any such disclosure shall, to the maximum extent reasonably practicable, consult with the other Shareholders with a view to such disclosure, so far as possible, being limited to matters, and otherwise made in a form, acceptable to the other Shareholders.

32.3	Subject to clause 32.4 below, no press or public announcements, circulars or communications relating to this Agreement or the subject matter of it shall be made or sent by any of the Shareholders without the prior written consent of the Principal Shareholders, such approval not to be unreasonably withheld or delayed.

32.4	Any Shareholder may make press or public announcements or issue a circular or communication concerning this Agreement or the subject matter of it if such announcement is required by law or by any regulatory body of competent jurisdiction (including without limitation, the United States Securities Exchange Commission or any MGM Regulators or the government of Macau S.A.R.) or by virtue of the regulations of the New York Stock Exchange, The Stock Exchange of Hong Kong Limited or any other recognised investment exchange provided that any Shareholder required to make any such announcement shall, to the maximum extent reasonably practicable, consult with PH or MGM, as applicable, with a view to such announcement, so far as possible, being limited to matters, and otherwise made in a form, acceptable to PH or MGM, as applicable.

33.	DURATION

33.1	This Agreement shall continue in full force and effect until the date of commencement of Gaming Company’s winding up provided that the terms of this Agreement shall nevertheless continue to bind the parties thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied herein.

33.2	In the event that, as a result of any proposed transfer in accordance with this Agreement and the Articles, PH or either of MGM Group or PHCO Group would cease to hold any Shares (any such Group being referred to in this clause 33 as the “Departing Shareholder’s Group”), then on or prior to completion of the relevant transfer:

the relevant departing Shareholder shall, and shall where applicable procure that every other member of the Departing Shareholder’s Group shall, repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to Gaming Company and any of its subsidiaries from the departing Shareholder and where applicable any such member (together with any accrued interest thereon);

the relevant departing Shareholder shall procure the removal of any directors or secretary of Gaming Company, or any of its subsidiaries, appointed by it or where applicable any other member of the Departing Shareholder’s Group; and

(other than in respect of (i) any liability which may accrue in respect of any act or omission occurring prior to such cessation; and (ii) any provision of this Agreement which is expressed or intended to continue beyond such cessation (including clauses 19 (MGM Regulatory Matters), 20 (Macau Regulatory Issue), 32 (Non-disclosure of Information), 39 (Non-involvement of Certain Parties) and 43 (Guarantee)) the departing Shareholder and where applicable each other member of the Departing Shareholder’s Group shall be released from all obligations and liabilities under this Agreement.

34.	ASSIGNMENT

Save as expressly permitted by this Agreement, no party may assign, transfer, charge or dispose of, or purport to do any of the same, any of its rights, beneficial interests or obligations hereunder to any person without the prior written consent of the other parties.

35.	ENGLISH LANGUAGE

All reports, accounts and other information and documentation issued or provided to any of the Shareholders or Directors (including Board papers, accounts, operational updates, planning submissions and operational manuals) shall be in English or, if not in English, accompanied by a certified English translation and, in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	SUCCESSORS AND ASSIGNS

This Agreement shall endure for the benefit of and be binding on the respective successors in title and permitted assigns of each party.

37.	WAIVER, FORBEARANCE AND VARIATION

37.1	The rights of any party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other party and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

37.2	This Agreement shall not be varied or cancelled, unless such variation or cancellation shall be expressly agreed in writing by each party.

38.	SEVERABILITY

38.1	If any of the provisions of this Agreement is found by a court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

38.2	All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any party’s rights in relation to this Agreement. All rights and remedies conferred on any party under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to any party.

39.	NON-INVOLVEMENT OF CERTAIN PARTIES

PH and PHCO agree that in the event there is any default or alleged default by MGM under the arrangements contemplated by this Agreement, or PH or any member of the PH Group has any claim arising from the arrangements contemplated by this Agreement, neither PH nor PHCO nor any other member of PHCO Group shall seek to impose any liability directly against Kirk Kerkorian or Tracinda Corporation.

40.	ENTIRE AGREEMENT

This Agreement (together with the documents referred to in it) supersedes any previous agreement between the parties and represents the entire understanding between the parties in relation to the subject matter of this Agreement and those documents.

41.	[NOT USED]

42.	NOTICES

42.1	Any notice to be given under this Agreement shall be in writing in the English language and shall either be delivered personally or sent by first class post pre-paid (or airmail if overseas) or by facsimile transmission, to each of the parties due to receive the notice, at the address or fax number set out below:

Pansy Ho

Address	:	Penthouse, 39th Floor, West Tower,
Shun Tak Centre, 20 Connaught Road,
Central, Hong Kong

For the attention of	:	Pansy Ho
Fax number		+852 2857 4377

Grand Paradise Macau Limited

Address	:	15-19 Athol Street
Douglas
Isle of Man IM1 1LB
British Isles

For the attention of	:	Pansy Ho
Fax number	:	+852 2857 4377

MGMM Macau, Ltd.

Address	:	First Floor
Millenium House

Victoria Road
Douglas IM2 4RW
Isle of Man, British Isles

For the attention of	:	Gary N. Jacobs and Kenneth A. Rosevear
Fax number	:	+702 693 7628

MGM MIRAGE Macau, Ltd.

Address	:	First Floor
Millenium House
Victoria Road
Douglas IM2 4RW
Isle of Man, British Isles

For the attention of	:	Gary N. Jacobs and Kenneth A. Rosevear
Fax number	:	+702 693 7628

MGM MIRAGE

Address	:	3600 Las Vegas Boulevard,
South, Las Vegas, Nevada 89109,
United States

For the attention of	:	Gary N. Jacobs and Kenneth A. Rosevear
Fax number	:	+702 693 7628

MGM Grand Paradise Limited

Address	:	Avenida da Praia Grande 759
3/F

Macau S.A.R.

For the attention of	:	the Directors
Fax number	:	+853 553 098

or to such other address, number or addressee as one party may by notice advise from time to time to the other parties, but without prejudice to the effectiveness of any notice already given in accordance with this clause 42.

42.2	Any notice given in accordance with clause 42.1 shall be deemed to have been served as follows:-

if personally delivered, at the time of delivery;

if posted, after the expiration of two Business Days or (in the case of airmail) six Business Days after the envelope containing the same was delivered into the custody of the postal authorities; and

if sent by fax, on completion of its transmission,

provided that if, under the above provisions, any such notice would otherwise be deemed to be given after 5pm (local time) on a Business Day, such notice shall be deemed to be given at 9am (local time) on the next Business Day.

42.3	In proving such service it shall be sufficient to prove that personal delivery was made, or that if mailed, confirmation of receipt has been obtained, or if by fax that the fax was sent in full to the relevant number and confirmation of transmission is obtained.

43.	GUARANTEE

43.1	In consideration of them entering into this Agreement, MGM MIRAGE hereby unconditionally and irrevocably guarantees to the other parties the due and punctual performance of all the obligations and liabilities of MGM (which, for the purposes of this clause 43, shall include any member of MGM Group to whom MGM transfers any interest in any Shares) under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) and undertakes to keep the other parties fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which any of them may suffer or incur as a result of any failure or delay by MGM in the performance of any such obligations and liabilities.

43.2	If any obligation or liability of MGM expressed to be the subject of the guarantee contained in this clause 43 (the “Guarantee”) is not or ceases to be enforceable against MGM (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of MGM or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of MGM or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation, administration or insolvency of, MGM), MGM MIRAGE shall nevertheless be liable to the other parties in respect of that purported obligation or liability as if the same were fully valid and enforceable and MGM MIRAGE were the principal debtor in respect thereof.

43.3	The liability of MGM MIRAGE under the Guarantee shall not be discharged or affected in any way by:

PH or PHCO compounding or entering into any compromise, settlement or arrangement with MGM or any other person; or

any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of MGM MIRAGE; or

PH or PHCO granting any time, indulgence, concession, relief, discharge or release to MGM or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any rights which it may have against MGM or any other person; or

any other matter or thing which, but for this provision, might exonerate or affect the liability of MGM MIRAGE.

43.4	The Guarantee is in addition to any other security or right now or hereafter available to PH and PHCO and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of MGM or MGM MIRAGE or any change in the ownership of either of them.

43.5	Until the full and final discharge of all obligations and liabilities which are the subject of the Guarantee, MGM MIRAGE:

waives all of its rights of subrogation, reimbursement and indemnity against MGM and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from MGM or any co-guarantor in respect of any such rights and not to prove in competition with PH or PHCO in the bankruptcy, liquidation or insolvency of MGM or any such co-guarantor; and

agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to MGM MIRAGE by MGM, any co-guarantor or any other person liable to PH and/or PHCO in respect of the obligations and liabilities hereby guaranteed if and so long as MGM is in default under this Agreement.

43.6	Any moneys received by PH or PHCO under the Guarantee may be placed to the credit of a suspense account with a view to preserving the rights of PH or PHCO, as the case may be, to prove for the whole of its claims against MGM or any other person.

43.7	If the Guarantee shall be discharged or released in consequence of any performance by MGM of the guaranteed obligations or liabilities which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations or liabilities.

44.	GOVERNING LAW

44.1	This Agreement shall be governed in all respects by, and construed in accordance with, the laws of Macau S.A.R.

44.2	If any party has a claim against another party arising out of or in connection with this Agreement such claim shall be referred to the courts of Macau S.A.R., to the jurisdiction of which each of the parties to this Agreement irrevocably submits. The jurisdiction of the courts of Macau S.A.R. over such claim shall be an exclusive jurisdiction and no courts outside Macau S.A.R. shall have any jurisdiction to hear and determine such claim.

44.3	Each party hereby waives its right to commence any legal proceedings in any court outside Macau S.A.R. in relation to any claim, dispute, difference or matter arising from or relating to this Agreement or the subject matter hereof.

45.	SERVICE AGENTS

45.1	Each of PH and PHCO hereby appoints C&C Advogados of Avenida da Praia Grande 759, Macau S.A.R. as its agent to accept service of all process under this Agreement and service on C&C Advogados (for the attention of PH or the Directors, as applicable) at Avenida da Praia Grande 759, Macau S.A.R. will be deemed to be service on PH or PHCO, as applicable.

45.2	Each of MGMMI, MGMMII and MGM MIRAGE hereby appoints Goncalves Pereira, Rato, Ling, Vong & Cunha of Avenida Amizade, Macau Landmark, Office Tower, 23-2301/2302, Macau S.A.R. as its agent to accept service of all process under this Agreement and service on Goncalves Pereira, Rato, Ling, Vong & Cunha (for the attention of Gary N. Jacobs and Kenneth A. Rosevear) at Goncalves Pereira, Rato, Ling, Vong & Cunha of Avenida Amizade, Macau Landmark, Office Tower, 23-2301/2302 will be deemed to be service on MGMMI, MGMMII or MGM MIRAGE, as applicable.

46.	MACAU GOVERNMENT AUTHORITY

The Shareholders hereby acknowledge and agree that all of the provisions of this Agreement are subject to compliance at all times with the applicable provisions of Macau S.A.R. law in force from time to time and to the ultimate discretion of the government of Macau S.A.R. and that, in particular, any purported transfer of any interest in any Share or any proposed imposition of any Encumbrance on any Share shall at all times be subject to compliance with the applicable provisions of Macau S.A.R. law and to the approval of the government of Macau S.A.R..

47.	COUNTERPARTS

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same document, and any party may execute this Agreement by signing any one or more of such counterparts.

IN WITNESS of which this Agreement has been entered into on the date first above written

MGM MIRAGE		MGMM MACAU, LTD.

By:	Gary N. Jacobs	By:	Gary N. Jacobs
Its:	Authorised Signatory	Its:	Authorised Signatory

GRAND PARADISE MACAU LIMITED		PANSY HO

By:	Pansy Ho	By:	Pansy Ho
Its:	Authorised Signatory

MGM GRAND PARADISE LIMITED		MGM MIRAGE MACAU, LTD.

		By:	Gary N. Jacobs
		Its:	Authorised Signatory
By:	Gary N. Jacobs
Its:	Director
and
By:	Pansy Ho
Its:	Director
and
By:	Daisy Ho
Its:	Director

SCHEDULE 1

Deed of Adherence

THIS DEED OF ADHERENCE is made on                    20 ·

BY:

[insert name of New Shareholder] of [insert address of New Shareholder] (the “New Shareholder”) and is supplemental to the Shareholders Agreement dated · between (1) Pansy Ho, (2) Grand Paradise Macau Limited; (3) MGMM Macau, Ltd.; (4) MGM MIRAGE Macau, Ltd.; (5) MGM MIRAGE and (6) MGM Grand Paradise Limited (the “Agreement”) and is made in favour of the persons whose names are set out in the schedule to this deed and any other person who after the date of this Deed adheres to the Agreement by way of Deed of Adherence.

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS:

the New Shareholder confirms that it has read a copy of the Agreement and covenants to and undertakes with each person named in the schedule to this Deed and any other person who after the date of this Deed adheres to the Agreement by way of Deed of Adherence to adhere to, perform and be bound by all the terms of the Agreement as from the date hereof as if the New Shareholder were a Shareholder and named in the Agreement as a party thereto;

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

Executed by	)
[name of company] acting	)	Director
by [a director and the secretary/	)
two directors]	)
Director/Secretary

[Note: schedule to Deed to include all Parties (including by way of earlier Deeds of Adherence) to the Agreement]

SCHEDULE 2

Part A

Nam Van Casino Complex Site

The legal description of the Nam Van Casino Complex Site is as follows:

A site of 43,129 square metres (effective area to be adjusted upon granting of the lease by the government of Macau S.A.R.), to be granted under lease from the government of Macau S.A.R. for casino and related purposes to be located at Zone B of the Nam Van (NAPE West), to be partially reclaimed and with the following boundaries South — Avenida Dr. Sun Yat Sen; East — Avenida 24 de Julho; West — adjoining Site B and North — existing Rua Cidade do Porto (as per the plan attached to this schedule).

The site has not been allocated a specific registration number at the Macau Land Registry (for that purpose, it will be necessary to amalgamate several registration numbers and the waiver to public areas). Being a plot for development, it is not subject to registration with the Tax Department.

Part B

Nam Van Casino Complex Site Land Concession Event

1. a draft land concession contract having been issued to Gaming Company by the government of Macau S.A.R. and such draft contract providing for gross floor area of 2 million square feet;

2. the government of Macau S.A.R. having delivered to Gaming Company a form of comfort letter or other written confirmation, on terms reasonably acceptable to MGM and PH, regarding the intended grant of a land concession in respect of the Nam Van Casino Complex Site and the ability of Gaming Company to commence initial construction and development works.